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                                     EXHIBIT 2.1
                                     -----------



                               ARRANGEMENT AGREEMENT

                                    BY AND AMONG

                                DISCREET LOGIC INC.,

                                MGI SOFTWARE CORP.,

                                        AND

                                1284517 ONTARIO INC.

                                    DATED AS OF

                                   MARCH 9, 1998

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                                  TABLE OF CONTENTS

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                                                                        PAGE NO.
ARTICLE 1 INTERPRETATION
     1.1  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2  SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . .   7
     1.3  KNOWLEDGE  . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     1.4  NUMBER, GENDER AND PERSONS . . . . . . . . . . . . . . . . . .   8
     1.5  INTERPRETATIONS NOT AFFECTED BY HEADINGS, ETC. . . . . . . . .   8
     1.6  DATE FOR ANY ACTION. . . . . . . . . . . . . . . . . . . . . .   8
     1.7  CURRENCY . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     1.8  TIME   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     1.9  STATUTORY REFERENCES . . . . . . . . . . . . . . . . . . . . .   9
     1.10 DISCLOSURE SCHEDULES . . . . . . . . . . . . . . . . . . . . .   9
     1.11 INCLUDE, AVAILABLE AND DATE. . . . . . . . . . . . . . . . . .   9

ARTICLE 2 THE ARRANGEMENT
     2.1  THE ARRANGEMENT. . . . . . . . . . . . . . . . . . . . . . . .   9
     2.2  ADJUSTMENTS FOR CAPITAL CHANGES. . . . . . . . . . . . . . . .  10
     2.3  DISSENTING SHAREHOLDERS. . . . . . . . . . . . . . . . . . . .  10
     2.4  OTHER EFFECTS OF THE ARRANGEMENT . . . . . . . . . . . . . . .  10

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF MGI
     3.1  ORGANIZATION AND QUALIFICATION OF MGI. . . . . . . . . . . . .  11
     3.2  CAPITAL STRUCTURE OF MGI . . . . . . . . . . . . . . . . . . .  11
     3.3  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS. . . . .  12
     3.4  SECURITIES LAW FILINGS . . . . . . . . . . . . . . . . . . . .  13
     3.5  FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . .  13
     3.6  NO UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . . . .  13
     3.7  ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . .  13
     3.8  RESTRICTIONS ON BUSINESS ACTIVITIES. . . . . . . . . . . . . .  14
     3.9  TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . .  14
     3.10 PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.11 INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . .  15
     3.12 AGREEMENTS, CONTRACTS AND COMMITMENTS. . . . . . . . . . . . .  17
     3.13 LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.14 ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . .  18
     3.15 EMPLOYEE BENEFIT PLANS . . . . . . . . . . . . . . . . . . . .  18
     3.16 LABOUR MATTERS . . . . . . . . . . . . . . . . . . . . . . . .  18
     3.17 COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . .  19
     3.18 INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.19 POOLING OF INTERESTS . . . . . . . . . . . . . . . . . . . . .  19
     3.20 CIRCULAR . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.21 NO EXISTING DISCUSSIONS. . . . . . . . . . . . . . . . . . . .  20
     3.22 OPINION OF FINANCIAL ADVISOR . . . . . . . . . . . . . . . . .  20
     3.23 VOTE REQUIRED. . . . . . . . . . . . . . . . . . . . . . . . .  20
     3.24 BOARD APPROVAL . . . . . . . . . . . . . . . . . . . . . . . .  20
     3.25 BROKERAGE  . . . . . . . . . . . . . . . . . . . . . . . . . .  20

     3.26 REPRESENTATIONS COMPLETE . . . . . . . . . . . . . . . . . . .  20

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF DISCREET
     4.1  ORGANIZATION AND QUALIFICATION OF DISCREET . . . . . . . . . .  21
     4.2  CAPITAL STRUCTURE OF DISCREET. . . . . . . . . . . . . . . . .  21
     4.4  SEC FILINGS. . . . . . . . . . . . . . . . . . . . . . . . . .  23
     4.5  FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . .  23
     4.6  NO UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . . . .  23
     4.7  ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . .  24
     4.8  TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . .  24
     4.9  INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . .  24
     4.10 LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     4.11 ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . .  25
     4.12 EMPLOYEE BENEFIT PLANS . . . . . . . . . . . . . . . . . . . .  25
     4.13 COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . .  25
     4.14 POOLING OF INTERESTS . . . . . . . . . . . . . . . . . . . . .  26
     4.15 CIRCULAR . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     4.16 INTERIM OPERATIONS OF SUBCO. . . . . . . . . . . . . . . . . .  26
     4.17 BOARD APPROVAL . . . . . . . . . . . . . . . . . . . . . . . .  26
     4.18 REPRESENTATIONS COMPLETE . . . . . . . . . . . . . . . . . . .  26

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SUBCO
     5.1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE 6 COVENANTS
     6.1  COVENANTS OF MGI . . . . . . . . . . . . . . . . . . . . . . .  28
     6.2  NO SOLICITATION. . . . . . . . . . . . . . . . . . . . . . . .  30
     6.3  COVENANTS OF DISCREET. . . . . . . . . . . . . . . . . . . . .  31

ARTICLE 7ADDITIONAL AGREEMENTS
     7.1  PREPARATION OF CIRCULAR AND OTHER FILINGS AND SUBMISSIONS. . .  32
     7.2  THE ARRANGEMENT. . . . . . . . . . . . . . . . . . . . . . . .  33
     7.3  NOTIFICATION OF CERTAIN MATTERS. . . . . . . . . . . . . . . .  34
     7.4  SUPPORT OF RESOLUTION TO APPROVE ARRANGEMENT . . . . . . . . .  34
     7.5  MGI STOCK OPTIONS. . . . . . . . . . . . . . . . . . . . . . .  34
     7.6  BROKER SPECIAL WARRANTS. . . . . . . . . . . . . . . . . . . .  35
     7.7  INTEL WARRANT. . . . . . . . . . . . . . . . . . . . . . . . .  36
     7.8  AFFILIATES AGREEMENT . . . . . . . . . . . . . . . . . . . . .  36
     7.9  ACCESS TO INFORMATION. . . . . . . . . . . . . . . . . . . . .  37
     7.10 LETTER OF MGI'S AUDITORS . . . . . . . . . . . . . . . . . . .  37
     7.11 LETTER OF DISCREET'S AUDITORS. . . . . . . . . . . . . . . . .  38
     7.12 SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . .  38
     7.13 CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . .  38
     7.14 LEGAL CONDITIONS TO ARRANGEMENT. . . . . . . . . . . . . . . .  38
     7.15 PUBLIC ANNOUNCEMENTS . . . . . . . . . . . . . . . . . . . . .  39
     7.16 POOLING ACCOUNTING . . . . . . . . . . . . . . . . . . . . . .  39
     7.17 NASDAQ QUOTATION . . . . . . . . . . . . . . . . . . . . . . .  39
     7.18 CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     7.19 FORM S-8   . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     7.20 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. . . . . . . . . . .  40

     7.21  MERGER OF COVENANTS  . . . . . . . . . . . . . . . . . . . . .  40
     7.22  BOARD REPRESENTATION . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE 8  CONDITIONS TO ARRANGEMENT
     8.1   CONDITIONS FOR THE BENEFIT OF DISCREET . . . . . . . . . . . .  40
     8.2   CONDITIONS FOR THE BENEFIT OF MGI. . . . . . . . . . . . . . .  42
     8.3   NOTICE AND CURE PROVISIONS . . . . . . . . . . . . . . . . . .  44
     8.4   MERGER OF CONDITIONS . . . . . . . . . . . . . . . . . . . . .  44

ARTICLE 9  OPTION
     9.1   GRANT OF OPTION. . . . . . . . . . . . . . . . . . . . . . . .  45
     9.2   COVENANTS OF MGI . . . . . . . . . . . . . . . . . . . . . . .  45
     9.3   SECURITIES QUALIFICATION REQUIREMENTS. . . . . . . . . . . . .  46
     9.4   ADJUSTMENT . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     9.5   PROCEEDINGS PRIOR TO ANY ACTION REQUIRING ADJUSTMENT . . . . .  49
     9.6   CERTIFICATE OF ADJUSTMENT. . . . . . . . . . . . . . . . . . .  50
     9.7   ADJUSTMENT RULES . . . . . . . . . . . . . . . . . . . . . . .  50
     9.8   NOTICE OF SPECIAL MATTERS. . . . . . . . . . . . . . . . . . .  50
     9.9   EXERCISE OF OPTION . . . . . . . . . . . . . . . . . . . . . .  50
     9.10  EFFECT OF EXERCISE OF OPTION . . . . . . . . . . . . . . . . .  51
     9.11  OPTION VOID AFTER EXPIRE TIME. . . . . . . . . . . . . . . . .  52
     9.12  COMPANY MAY CONSOLIDATE, ETC. ON CERTAIN TERMS . . . . . . . .  52
     9.13  SUCCESSOR BODY CORPORATE SUBSTITUTED . . . . . . . . . . . . .  52

ARTICLE 10 COMPETING TRANSACTION
     10.1  DISCREET'S RIGHT TO INCREASE CONSIDERATION . . . . . . . . . .  52
     10.2  CASH EQUIVALENT VALUE OF NON-CASH CONSIDERATION. . . . . . . .  53
     10.3  POSTPONEMENT OF SPECIAL MEETING AND TERMINATION. . . . . . . .  53

ARTICLE 11 TERMINATION
     11.1  TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . .  54
     11.2  EFFECT OF TERMINATION. . . . . . . . . . . . . . . . . . . . .  55
     11.3  EXPENSES AND TERMINATION FEES. . . . . . . . . . . . . . . . .  55

ARTICLE 12 MISCELLANEOUS
     12.1  NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. . . . . . . . .  57
     12.2  NOTICE . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
     12.3  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . .  58
     12.4  AMENDMENT  . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     12.5  EXTENSION; WAIVER. . . . . . . . . . . . . . . . . . . . . . .  58
     12.6  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES . . . . . . . .  58
     12.7  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . .  59
     12.8  OTHER REMEDIES; SPECIFIC PERFORMANCE . . . . . . . . . . . . .  59
     12.9  SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . .  59
     12.10 ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     12.11 AUTHORITY OF DISCREET  . . . . . . . . . . . . . . . . . . . .  60

EXHIBIT 1 - PLAN OF ARRANGEMENT

ARTICLE 1 INTERPRETATION


     1.1  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.2  NUMBER, GENDER AND PERSONS . . . . . . . . . . . . . . . . . . . 3
     1.3  INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.. . . . . . . . . . 3
     1.4  DATE FOR ANY ACTION. . . . . . . . . . . . . . . . . . . . . . . 3
     1.5  TIME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     1.6  CURRENCY . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     1.7  STATUTORY REFERENCES . . . . . . . . . . . . . . . . . . . . . . 3
     1.8  APPENDICES . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE 2 ARRANGEMENT
     2.1  BINDING EFFECT . . . . . . . . . . . . . . . . . . . . . . . . . 4
     2.2  EVENTS SEQUENTIAL. . . . . . . . . . . . . . . . . . . . . . . . 4
     2.3  THE ARRANGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE 3 RIGHTS OF DISSENT
     3.1  RIGHTS OF DISSENT. . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE 4 CERTIFICATES AND FRACTIONAL SHARES
     4.1  DELIVERY OF CERTIFICATES . . . . . . . . . . . . . . . . . . . . 7
     4.2  DISTRIBUTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . 7
     4.3  NO FRACTIONAL SHARES . . . . . . . . . . . . . . . . . . . . . . 8
     4.4  LOST CERTIFICATES. . . . . . . . . . . . . . . . . . . . . . . . 8
     4.5  UNCLAIMED CERTIFICATES . . . . . . . . . . . . . . . . . . . . . 9

ARTICLE 5AMENDMENT
     5.1  PLAN OF ARRANGEMENT AMENDMENT. . . . . . . . . . . . . . . . . . 9

EXHIBIT 2.1 - MGI AFFILIATE AGREEMENT

EXHIBIT 2.2 - DISCREET AFFILIATE AGREEMENT

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                                ARRANGEMENT AGREEMENT


     ARRANGEMENT AGREEMENT, dated as of March 9, 1998, by and among Discreet Logic Inc., a company incorporated under the laws of the province of Quebec ("DISCREET"), MGI Software Corp., a corporation amalgamated under the laws of the province of Ontario ("MGI"), and 1284517 Ontario Inc. ("Subco").

     WHEREAS the respective Boards of Directors of Discreet and MGI deem it advisable and in the best interests of each corporation and their respective shareholders that Discreet and MGI engage in a strategic combination in order to advance the long-term business interests of Discreet and MGI;

     WHEREAS the strategic combination of Discreet and MGI shall be effected by the terms of this Agreement through an arrangement in which Subco will amalgamate with MGI, Amalco will become a wholly-owned subsidiary of Discreet and the shareholders of MGI will become shareholders of Discreet;

     WHEREAS the Board of Directors of Discreet has authorized Discreet to enter this Agreement;

     WHEREAS Mr. Oren Asher has entered into an agreement with MGI and Discreet dated the date hereof pursuant to which he has agreed to vote all of his MGI Common Shares in favour of the transaction (subject to the terms and condition thereof) (the "Lock-up Agreement");

     WHEREAS the Board of Directors of MGI has authorised MGI to enter this Agreement and has determined to recommend that the MGI Shareholders vote in favour of the Arrangement;

     WHEREAS for accounting purposes, it is intended that the Arrangement shall be accounted for as a pooling of interests under U.S. GAAP.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                      ARTICLE 1
                                    INTERPRETATION
1.1  DEFINITIONS

     In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:

     "AFFILIATES" has the meaning ascribed thereto in Section 7.8.

     "AFFILIATE" shall have the meaning ascribed thereto in the OBCA.

     "AGREEMENT", "HEREOF", "HEREUNDER" and similar expressions mean this Agreement, including the recitals, Schedules and Exhibits hereto, and not any particular Article, Section or other part hereof and includes any written agreement or instrument supplementary or ancillary hereto.

     "ALTERNATIVE PROPOSAL" means any offer or proposal for, or any indication of interest in (i) an amalgamation, consolidation, arrangement or other business combination involving MGI or any of its subsidiaries, (ii) the acquisition of 20% or more of the outstanding shares in the share capital of MGI (including without limitation by way of a tender offer or an exchange offer), (iii) the acquisition of beneficial ownership or a right to acquire beneficial ownership of, directly or indirectly, together with persons acting in concert, 20% or more of the then outstanding shares in the share capital of MGI, (iv) the acquisition of any material assets (excluding the sale or distribution of assets in the ordinary course of business) of MGI or any of its subsidiaries, or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, in each case other than the transactions contemplated by this Agreement.

     "AMALCO" means the corporation resulting from the Amalgamation.

     "AMALGAMATION" means the amalgamation of MGI and Subco pursuant to
Section 2.3(a) of the Plan of Arrangement.

     "ARRANGEMENT" means an arrangement under the provisions of Section 182 of the OBCA, on the terms and conditions set forth in the Plan of Arrangement.

     "BROKER SPECIAL WARRANTS" means the 175,000 broker special warrants issued as additional compensation to Gordon Capital Corporation, Cannaccord Capital Corporation and Griffiths McBurney Inc. pursuant to an agency agreement by and among the aforementioned dealers and MGI and which entitles the holders thereof, in the aggregate, to 175,000 compensation options without additional payment to MGI; each compensation option entitles the holder thereof to purchase, on or before December 29, 1998, one MGI Common Share (subject to adjustment) at a price of $5.25 per share.

     "BUSINESS DAy" means a day which is not a Saturday, Sunday or a day when banks are not open for business in Montreal, Quebec and in Toronto, Ontario.

     "CA" means the COMPETITION ACT (Canada).

     "CANADIAN GAAP" means generally accepted accounting principles in effect in Canada as of the date of the subject financial statements.

     "CIRCULAR" means the management proxy circular to be prepared and sent to the MGI Shareholders in connection with the Special Meeting.

     "COMPETING TRANSACTION" means an offer made (i) to purchase or otherwise acquire all of the outstanding MGI Common Shares held by Canadian shareholders (other than an issuer bid), (ii) for a consideration per MGI Common Share having a combined cash and cash equivalent value greater than the cash equivalent value offered by Discreet for each MGI Common Share pursuant to the Arrangement, (iii) by means of an Alternative Proposal which is available to all Canadian holders of MGI Common Shares, (iv) with conditions no more beneficial, taken as a whole, to the person making the offer than those contained in this Agreement for the benefit of Discreet, and
(v) in respect of which the Board of Directors of MGI does not make any recommendation or which the Board of Directors of MGI determines to be more favourable to the MGI Shareholders than the Arrangement.

     "COURT" means the Ontario Court (General Division) Commercial List or, if the Commercial List is unavailable, the Ontario Court (General Division).

     "CURRENT MARKET PRICE", in respect of a MGI Common Share at any date, means the price per share equal to the weighted average closing price of the MGI Common Shares on The Toronto Stock Exchange for the 5 consecutive trading days ending on the fifth trading day before such date or, if the MGI Common Shares are not then listed thereon, on such stock exchange on which the MGI Common Shares are then listed as may be selected for such purpose by the directors of MGI or if the MGI Common Shares are not then listed on any stock exchange then on the over-the-counter market; the weighted average closing price shall be determined by dividing the aggregate of the sale prices of all the MGI Common Shares sold on the said exchange or market, as the case may be, during the said 5 consecutive trading days by the total number of MGI Common Shares so sold.

     "DIRECTOR" means the Director appointed under Section 278 of the OBCA.

     "DISCLOSURE DOCUMENTS" means (i) in respect of MGI, its:

     (a) Annual Report to shareholders for the fiscal year ended January 31, 1997;

     (b) Management Proxy Circular for its 1997 annual and special meeting of shareholders;

     (c) Interim Financial Statements for the periods ended April 30, 1997, July 31, 1997, and October 31, 1997;

     (d)  Annual Information Form for the fiscal year ended January 31, 1997;
          and

     (e) Material change reports and press releases filed or issued by it since January 31, 1997; and

     (ii) in respect of Discreet, its:

     (a)  Annual Report to shareholders for the fiscal year ended June 30, 1997;

     (b)  Annual Report on Form 10-K for its fiscal year ended June 30, 1997;

     (c) Proxy Statement with respect to its 1997 annual meeting of shareholders;

     (d) Quarterly Reports on Form 10-Q for each quarter since the end of its most recent fiscal year; and

     (e)  Reports on Form 8-K since the end of its latest fiscal year;

which Disclosure Documents have been or will have been filed under the applicable Securities Legislation or issued prior to the Effective Date and have been or will have been provided to the other parties prior to the Effective Date.

     "DISCREET" means Discreet Logic Inc.

     "DISCREET BALANCE SHEET" has the meaning ascribed thereto in Section 4.5.

     "DISCREET COMMON SHAREHOLDERS" at any time means the holders of outstanding Discreet Common Shares at such time.

     "DISCREET COMMON SHARES" means the common shares in the share capital of Discreet.

     "DISCREET DIRECTOR OPTION PLANS" means, collectively, Discreet's 1995 Non-Employee Director Stock Option Plan and the 1997 Special Limited Non-Employee Director Stock Option Plan.

     "DISCREET DISCLOSURE SCHEDULE" means the disclosure schedule delivered by Discreet to the other parties hereto on or before the date of this Agreement.

     "DISCREET ESPP" means Discreet's 1995 Employee Stock Purchase Plan.

     "DISCREET PREFERRED SHARES" means the preferred shares in the share capital of Discreet.

     "DISCREET SEC REPORTS" means all forms, reports and documents filed or required to be filed by Discreet with the SEC since June 30, 1997.

     "DISCREET STOCK OPTION PLAN" means the Discreet Amended and Restated 1994 Restricted Share and Option Plan.

     "DISCREET STOCK OPTIONS" means the rights (vested or not) to purchase Discreet Common Shares which are from time to time outstanding under the Discreet Stock Option Plan and the Discreet Director Option Plans.

     "DISSENTING SHAREHOLDERS" has the meaning ascribed thereto in Section 2.3.

     "EFFECTIVE DATE" means the date shown in the certificate of arrangement to be issued by the Director and giving effect to the Arrangement.

     "EFFECTIVE TIMe" means 12:00 a.m. on the Effective Date.

     "EXCHANGE RATIO" has the meaning ascribed thereto in Section 2.1.

     "FINAL ORDER" means the final order of the Court made in connection with the approval of the Arrangement, following the application therefor contemplated in Section 2.1.

     "FINANCIAL STATEMENTS" means (i) with respect to Discreet the audited financial statements of Discreet prepared on a consolidated basis, for and as at the end of its 1997 fiscal year, together with the interim unaudited financial statements of Discreet for the six month period ended December 31, 1997, and (ii) with respect to MGI, the audited financial statements of MGI prepared on a consolidated basis, for and as of the end of its 1997 fiscal year, together with the interim unaudited financial statements of MGI for the nine month period ended October 31, 1997, all of which financial statements have been filed pursuant to applicable Securities Legislation.

     "GOVERNMENTAL ENTITY" means any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or any elected or appointed public official.

     "HSR ACT" means the HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (United States of America) and the rules and regulations promulgated thereunder.

     "INTEL WARRANT AGREEMENT" means the Warrant Agreement providing for the issuance of the Intel Warrants dated as of September 30, 1997 between MGI and Intel Corporation.

     "INTEL WARRANTS" means the 1,022,757 common share purchase warrants entitling the holder thereof until September 30, 2000 to purchase 1,022,757 MGI Common Shares, subject to adjustment, at the lower of (i) $3.95 per MGI Common Share and
(ii) the higher of the then current market price of the MGI Common Shares and $3.20 per MGI Common Share.

     "INTERIM ORDER" means the interim order of the Court made in connection with the approval of the Arrangement, following the application therefor contemplated by Section 2.1.

     "IRC" means the United States Internal Revenue Code of 1986, as amended.

     "ITA" means the INCOME TAX ACT (Canada).

     "LIEN" means any mortgage, hypothec, lien, security interest, lease, option, right of third parties or other charge or encumbrance, including the lien or retained title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

     "MGI" means MGI Software Corp.

     "MGI AUTHORIZATIONS" has the meaning ascribed to it in Section 4.9.

     "MGI COMMON SHARES" means the common shares in the share capital of MGI.

     "MGI CONTRACTS" has the meaning ascribed thereto in Section 4.13.

     "MGI DISCLOSURE SCHEDULE" means the disclosure schedule delivered by MGI to the other parties hereto on or before the date of this Agreement.

     "MGI INTELLECTUAL PROPERTY RIGHTS" has the meaning ascribed thereto in
Section 4.12(a).

     "MGI SHAREHOLDERS" at any time means the holders of outstanding MGI Common Shares at such time.

     "MGI STOCK OPTION PLAN" means MGI's stock option plan for the benefit of its officers, directors and key employees.

     "MGI STOCK OPTIONS" means the rights (whether or not vested) to purchase MGI Common Shares which are from time to time outstanding under the MGI Stock Option Plan.

     "MGI THIRD PARTY INTELLECTUAL PROPERTY RIGHTS" has the meaning ascribed thereto in Section 4.12(a).

     "MATERIAL ADVERSE EFFECT" means when used in connection with Discreet or MGI, any change, effect, event, occurrence or state of facts arising within or specifically affecting such party that is, or would reasonably be expected to be, material and adverse to the business, operations or condition, financial or otherwise, of such party and its subsidiaries taken as a whole, and for greater certainty, does not include any change, effect, event or occurrence (i) affecting the Canadian, United States or any other economy or securities markets in general (including any decline in the party's stock price), (ii) reasonably attributable to the announcement of this Agreement and the transactions contemplated hereby, or (iii) relating to the computer software or technology industry in general.

     "OBCA" means the BUSINESS CORPORATIONS ACT (Ontario).

     "OPTION" means the right granted to Discreet to acquire MGI Common Shares in accordance with Article 9 of this Agreement.

     "OPTION EVENT" has the meaning ascribed thereto in Section 9.9.

     "OPTION EXERCISE NUMBER" means 4,795,442, being the number of MGI Common Shares which may be received on exercise of the Option.

     "OPTION EXERCISE PRICE" means the amount of $5.32 per MGI Common Share.

     "OPTION EXPIRY DATE" means the earlier of (i) the Effective Date, (ii) the date which is 12 months from the date of this Agreement, and (iii) termination of this Agreement prior to the occurrence of an Option Event.

     "OPTION EXPIRY TIME" means 5:00 p.m. (Montreal time) on the Option Expiry Date.

     "PERMITTED LIEN" means any Lien which is expressly permitted by the terms of any financing instrument or security agreement to which Discreet or any of its subsidiaries is a party or to which MGI or any of its subsidiaries is a party, as the case may be, including the security granted under any such financing instrument or security agreement other than Liens arising as a result of defaults under such instruments or agreements.

     "PLAN" has the meaning ascribed thereto in Section 4.16(a).

     "PLAN OF ARRANGEMENT" means the plan of arrangement set out as Exhibit 1 hereto and any amendment or variation thereto.

     "SEC" means the United States Securities and Exchange Commission.

     "SECURITIES LEGISLATION" means the OBCA, the SECURITIES ACT (Quebec), the SECURITIES ACT (Ontario) and the equivalent legislation in the other provinces of Canada, the U.S. Securities Act, the U.S. Exchange Act and the securities laws of the states of the United States, all as now enacted or as the same may from time to time be amended, reenacted or replaced, and the applicable rules, regulations, rulings, orders and forms made or promulgated under such statutes and the published policies of the regulatory authorities administering such statutes, as well as the rules, regulations, bylaws and policies of The Toronto Stock Exchange, and the Nasdaq National Market and the NASD.

     "SECURITIES REPORT" has the meaning ascribed thereto in Section 3.4.

     "SHAREHOLDER SECURITIES" means all MGI Common Shares held beneficially or of record by the Principal Shareholders.

     "SPECIAL MEETING" means the special meeting of MGI Shareholders to be held to consider and, if deemed advisable, to approve the Arrangement by way of special resolution (as defined under the OBCA) of the MGI Shareholders.

     "SUBCO" means 1284517 Ontario Inc., a wholly-owned subsidiary of Discreet incorporated under the OBCA for the purpose of carrying out the Arrangement.

     "TAXES OR TAX" means all taxes (including, income, capital, sales, payroll, value added, goods and services, customs duties, excise, property, transfer and water taxes), imposts, duties, levies, withholdings, charges, assessments, reassessments or fees of any nature (including interest and penalties) that are imposed under any laws or by any relevant taxing authority.

     "TERMINATION DATE" means August 31, 1998 or such later date as may be agreed upon in writing between the parties hereto.

     "U.S. EXCHANGE ACT" means the UNITED STATES SECURITIES EXCHANGE ACT OF 1934, as amended.

     "U.S. GAAP" means generally accepted accounting principles as in effect in the United States of America as of the date of the subject financial statements.

     "U.S. SECURITIES ACT" means the UNITED STATES SECURITIES ACT OF 1933, as amended.

1.2  SUBSIDIARIES

     When a reference is made in this Agreement to subsidiaries of Discreet or MGI or any other entity, the word "SUBSIDIARY" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such entity or any other subsidiary of such entity is a general partner (excluding partnerships, the general partnership interests of which held by such entity or any subsidiary of such entity do not constitute a majority of the voting interest in such partnership), or
(ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such entity or by any one or more of its subsidiaries, or by such entity and one or more of its subsidiaries.

1.3  KNOWLEDGE

     In this Agreement, any reference to a party's "KNOWLEDGE" means such party's actual knowledge after reasonable inquiry of officers, directors and other employees of such party charged with senior administrative or operational responsibility of such matters.

1.4  NUMBER, GENDER AND PERSONS

     In this Agreement, unless the context requires otherwise, words imposing the singular number include the plural and VICE VERSA, words importing any gender include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organisations, governmental bodies and other legal or business entities of any kind.

1.5  INTERPRETATIONS NOT AFFECTED BY HEADINGS, ETC.

     The division of this Agreement into Articles, Sections and other parts and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

1.6  DATE FOR ANY ACTION

     In the event that any date on which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day which is a Business Day.

1.7  CURRENCY

     Except as otherwise specified, all references to currency in this Agreement are to Canadian dollars, being lawful money of Canada, and the sign ''$'' without more shall mean Canadian dollars.

1.8  TIME

     All times expressed herein are local time (Montreal, Quebec) unless otherwise stipulated herein.

1.9  STATUTORY REFERENCES

     Any reference in this Agreement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.10 DISCLOSURE SCHEDULES

     Each of the Discreet Disclosure Schedule and MGI Disclosure Schedule shall be arranged in paragraphs corresponding to the applicable numbered and lettered sections or paragraphs of this Agreement.

1.11 INCLUDE, AVAILABLE AND DATE

     Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 9, 1998.


                                     ARTICLE 2
                          THE ARRANGEMENT2THE ARRANGEMENT

2.1  THE ARRANGEMENT

     As soon as reasonably practicable after the execution of this Agreement, Subco and MGI agree that they shall apply to the Court pursuant to Section 182 of the OBCA for an Interim Order (in form and substance satisfactory to Discreet and MGI, such approval not to be unreasonably withheld or delayed) providing for, among other things, the calling and holding of the Special Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement. If the approval by the MGI Shareholders of the Arrangement at the Special Meeting as set out in the Interim Order is obtained, as soon as reasonably practicable thereafter, Subco and MGI shall take the necessary steps to submit the Arrangement to the Court and apply for the Final Order in such fashion as the Court may direct. If such Final Order is obtained, as soon as reasonably practicable thereafter, and subject to the fulfilment or waiver of each of the conditions set forth in Article 8 hereof, Subco and MGI shall file, pursuant to Section 182 of the OBCA, articles of arrangement as necessary with respect to the Arrangement. As part of its applications for the Interim Order and the Final Order, MGI will inform the Court that, if the Court approves the Arrangement, the Discreet Common Shares issued pursuant to the transactions covered by the Arrangement will not require registration under the U.S. Securities Act by virtue of the Court's approval. At the Effective Time, the following transactions shall occur and shall be deemed to occur in the following order without any further act or formality: (a) each MGI Common Share (other than the MGI Common Shares held by holders who have exercised their rights of dissent in accordance with the Plan of Arrangement and who are ultimately entitled to be paid fair value for such shares) shall be exchanged for 0.162 Discreet Common Shares (the "EXCHANGE RATIO") and the
MGI Stock Options, the Intel Warrants and the Broker Special Warrants will be dealt with in accordance with Sections 7.5, 7.6 and 7.7. No fractional
Discreet Common Shares will be delivered. In lieu thereof, each holder of a MGI Common Share who otherwise would be entitled to receive a fraction of a Discreet Common Share shall be paid by Discreet an amount determined in accordance with the Plan of Arrangement; (b) upon the exchange referred to in
(a) above, each holder of MGI Common Shares whose shares shall have been so exchanged shall cease to be a holder of MGI Common Shares, shall have its name removed from the register of holders of MGI Common Shares, shall become a holder of a number of fully paid Discreet Common Shares to which he is entitled as above described, and such holder's name shall be added to the register of holders of Discreet Common Shares; and (c) MGI and Subco shall amalgamate.

2.2  ADJUSTMENTS FOR CAPITAL CHANGES

     If, prior to the Effective Time, Discreet or MGI recapitalizes through a subdivision of its outstanding shares into a greater number of shares or a combination of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes, or declares a dividend on its outstanding shares payable in shares of its capital stock or securities convertible into shares of its share capital, then the Exchange Ratio will be adjusted appropriately as shall be agreed between MGI and Discreet.

2.3  DISSENTING SHAREHOLDERS

     MGI Shareholders may exercise rights of dissent with respect to such shares in connection with the Arrangement pursuant to and in the manner set forth in Section 3.1 of the Plan of Arrangement (such holders referred to as "DISSENTING SHAREHOLDERS"). MGI shall give Discreet (i) prompt notice of any written demands of a right of dissent, withdrawals of such demands, and any other instruments served pursuant to the OBCA and received by MGI and (ii) the opportunity to participate in all negotiations and proceedings with respect to such rights. MGI shall not, except with the prior written consent of Discreet, voluntarily make any payment with respect to any such rights or offer to settle or settle any such rights.

2.4  OTHER EFFECTS OF THE ARRANGEMENT

     At the Effective Time: (a) the by-laws of Subco immediately prior to the Effective Time will continue as the by-laws of Amalco, subject to later amendment; (b) the directors of Amalco will be the directors of Subco prior to the Effective Time; (c) the officers of Amalco will be the officers of Subco prior to the Effective Time; (d) each MGI Common Share, MGI Stock Options, Broker Special Warrants and the Intel Warrants outstanding immediately prior to the Effective Time will be dealt with as provided for in Sections 2.1, 7.5, 7.6 and 7.7, respectively; and (e) the Arrangement will, from and after the Effective Time, have all of the effects provided by applicable law, including, without limitation, the OBCA.

                                     ARTICLE 3
                       REPRESENTATIONS AND WARRANTIES OF MGI

     MGI represents and warrants to Discreet and Subco as follows:

3.1  ORGANIZATION AND QUALIFICATION OF MGI

     MGI is a corporation duly amalgamated, organized, validly existing and in good standing under the laws of the jurisdiction of its amalgamation, has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to carry on business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. MGI has delivered (or otherwise made available) a true and correct copy of the Articles of Amalgamation as amended, and by-laws, as amended, or other charter documents, as applicable, of MGI to Discreet. MGI is not in violation of any of the provisions of its Articles of Amalgamation or by-laws. MGI does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.

3.2  CAPITAL STRUCTURE OF MGI.

     (a) The authorized share capital of MGI consists of an unlimited number of MGI Common Shares. As of March 3, 1998, (i) 23,977,212 MGI Common Shares were validly issued and were outstanding as fully paid and non-assessable,
(ii) 3,084,175 MGI Common Shares were reserved for future issuance pursuant to options granted and outstanding under the MGI Stock Option Plan, (iii) 175,000 MGI Common Shares were reserved for future issuance pursuant to the exercise of the compensation options to be issued upon the exercise of the Broker Special Warrants, and (iv) 1,022,757 MGI Common Shares were reserved for future issuance upon the exercise of the Intel Warrants. True and complete copies of all agreements and instruments presently in effect relating to or issued under the MGI Stock Option Plan, the Intel Warrant Agreement and the Broker Special Warrants have been delivered or made available to Discreet and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form delivered to Discreet. All MGI Common Shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized and validly issued as fully paid and non-assessable. Except as disclosed in the MGI Disclosure Schedule, there are no obligations, contingent or otherwise, of MGI to repurchase, redeem or otherwise acquire any MGI Common Shares or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. No person or entity has demand or other rights to cause MGI or any successor company to file any prospectus, registration statement or like document under applicable Securities Legislation relating to any MGI Common Shares or any right to participate in any such prospectus, registration statement or like document.

     (b) Except as set forth in this Section 3.2 or as reserved for future grants of options or rights under the MGI Stock Option Plan, there are no equity securities of any class of MGI, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 3.2, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any nature to which MGI is a party or by which it is bound, obligating MGI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares in the share capital of MGI or obligating MGI to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the knowledge of MGI, there are no voting trusts, proxies or other agreements or understandings with respect to the shares in the share capital of MGI. Other than as set out in the MGI Disclosure Schedule, none of the MGI Stock Options shall become vested nor will they have to be exercised within a limited time, failing which they would terminate, as a result of the consummation of the transactions contemplated herein or the execution of this Agreement.

3.3  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

     (a) MGI has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of its shareholders' approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of MGI, subject only to the approval of the Arrangement by MGI's Shareholders. This Agreement has been duly authorized, executed and delivered by MGI and constitutes a valid and binding obligation of MGI, enforceable against it in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgements and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

     (b) Except as disclosed in the MGI Disclosure Schedule, the execution and delivery of this Agreement by MGI does not, and the performance and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Amalgamation or by-laws of MGI, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which MGI or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgement, order, decree, statute, law, ordinance, rule or regulation applicable to MGI or any of its or their properties or assets, except in the case of Subsections 3.3(b)(ii) and 3.3(b)(iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have, in the aggregate, a Material Adverse Effect on MGI.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to MGI in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (other than the grant of the Option), except for (i) the filing of the Articles of Arrangement with the Ministry of Consumer and Commercial Relations (Ontario),
(ii) appropriate notices with the relevant stock exchanges, material change reports and press releases, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Securities Legislation, including the Interim Order and the Final Order, (iv) such filings as may be required under the CA, the HSR and other legislation of similar nature, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on MGI or, to the knowledge of MGI, would prevent the completion of the Arrangement.

3.4  SECURITIES LAW FILINGS

     MGI is and has been a reporting issuer in the province of Ontario since at least September, 1996. Except as disclosed in the MGI Disclosure Schedule, MGI has filed all proxy circulars, reports and other documents required to be filed by it pursuant to the Securities Legislation. MGI has provided to Discreet copies of the Disclosure Documents relating to MGI and all MGI's final proxy circulars, reports and other documents filed by MGI since January 31, 1997 pursuant to the Securities Legislation (collectively, the "SECURITIES REPORTS"). Each Securities Report was, as of the date of filing such report (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), in compliance in all material respects with all applicable requirements of its respective form and none of the Securities Reports, as of their respective filing dates, contained any misrepresentation or any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5  FINANCIAL STATEMENTS.

     MGI has previously delivered to Discreet true and complete copies of the Financial Statements of MGI. These Financial Statements present fairly, in all material respects, the consolidated financial position of MGI and the results of its operations and its cash flows as of the respective dates and for the periods presented therein in conformity with Canadian GAAP as in effect on the applicable dates of such financial statements and applied on a consistent basis, except as noted therein and except that in the case of the unaudited financial statements, no notes are included and such unaudited financial statements may be subject to normal, recurring adjustments that would be made in the course of an audit and that would not be material in amount.

3.6  NO UNDISCLOSED LIABILITIES

     Except as disclosed in the Securities Reports and in the MGI Disclosure Schedule, MGI does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with Canadian GAAP), and whether due or to become due, other than (i) liabilities reflected in the balance sheet forming part of the Financial Statements of MGI, (ii) liabilities specifically described in this Agreement and
(iii) normal or recurring liabilities incurred since October 31, 1997 in the ordinary course of business consistent with past practices; except for any liabilities which would not have, in the aggregate, a Material Adverse Effect on MGI.

3.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.

     Except as disclosed in the Securities Reports, since the date of the balance sheet forming part of the Financial Statements of MGI, MGI has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any change in the affairs or financial condition of MGI which would have a Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to MGI which has had a Material Adverse Effect; (iii) any change by MGI in its accounting methods, principles or practices (except as required by any changes to Canadian GAAP); (iv) any revaluation by MGI of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (v) any other action or event that would have required the consent of Discreet pursuant to Section
6.1 of this Agreement had such action or event occurred after the date of this Agreement.

3.8  RESTRICTIONS ON BUSINESS ACTIVITIES.

     There is no agreement, judgement, injunction, order or decree binding on MGI or its assets which has or could reasonably be expected to have a Material Adverse Effect on MGI.

3.9  TAX MATTERS

     Except as disclosed in the MGI Disclosure Schedule, MGI has correctly prepared and duly and timely filed all tax returns required to be filed by it (except if not yet due), has paid all Taxes which are due and payable, and MGI has made adequate provision in the Financial Statements of MGI for the payment of all Taxes not then due and payable. MGI has made adequate and timely instalments of Taxes for the taxation period ending on or immediately before the Effective Date and all Tax returns filed by each of them have been duly and accurately completed as required by law. With respect to any taxation period up to and including the Effective Date for which tax returns have not yet been filed or for which Taxes are not yet due and payable, each of them has only incurred liabilities for Taxes in the ordinary course of its business. Other than as disclosed in the MGI Disclosure Schedule, all Taxes owed by MGI (whether or not shown on any Tax return) have been timely withheld, remitted and paid. MGI has withheld from payments made to its past or present employees, officers and directors, and to non-residents of Canada, the required amount in respect of Taxes and other deductions to be withheld therefrom, and has remitted such withheld amounts to the applicable Governmental Entity within the required time periods under the applicable legislation.

     MGI has collected all Taxes that it was required to collect and, as of the date hereof, all such Taxes (of the nature of payroll or sales taxes) have been remitted to the applicable Governmental Entity.

     MGI has not received any refund of Taxes or any credit against Taxes from any relevant taxing authority to which it was not entitled and which has not been returned to any such relevant Governmental Entity.

     All Tax returns have been filed through and including the financial year ended January 31, 1997 and there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax return or the payment of any Taxes.

     There is no dispute or claim concerning any Tax liability of MGI either
(i) claimed or raised by any Governmental Entity or (ii) as to which MGI has knowledge based upon personal contact with any agent of such Governmental Entity.

     MGI is not a party to any Tax allocation, Tax indemnification or Tax sharing agreement. MGI does not have any liability for the Taxes of any person (other than itself) under any applicable Canadian or United States federal, provincial, state, local or foreign Tax law, as a transferee or successor, by contract, or otherwise.

     MGI is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the United States Internal Revenue Code, as amended (the "Code"), or any amounts which would be nondeductible under Sections 162 or 404 of the Code. MGI has not had, and does not have, any permanent establishment or other fixed place of business in another country, as defined in any applicable Tax treaty or convention between Canada and such country. The transactions contemplated by this Agreement will not result in the recognition by MGI of any Taxable income or gain under the ITA. MGI does not have any agreements, plans or arrangements governed by or subject to Section 482 of the Code or the transfer pricing provisions of any Tax law.

3.10 PROPERTIES

     MGI owns no real property. Set forth in the MGI Disclosure Schedule is a true and complete list of all real property leased by MGI and the name of the lessor, the date of the lease and each amendment to the lease and the aggregate annual rental or other fee payable under any such lease. All properties used in the operations of MGI and its subsidiaries are reflected in the balance sheet forming part of the Financial Statements to the extent Canadian GAAP require the same to be reflected.

3.11 INTELLECTUAL PROPERTY

     (a) MGI owns, or has the right to use all patents, trade-marks, trade secrets, trade-names, copyrights and any applications therefor TECHNOLOGY, KNOWHOW, COMPUTER SOFTWARE PROGRAMS (IN BOTH SOURCE CODE AND OBJECT CODE
FORM), integrated circuit topographies and other intangible property that are used in the business of MGI as currently conducted by MGI (the "MGI INTELLECTUAL PROPERTY RIGHTS"). The MGI Disclosure Schedule sets forth MGI Intellectual Property Rights consisting of a list of registrations and applications for trade-marks, trade-names, copyrights and patents specifying as to each, as applicable: (i) the nature of such rights; (ii) the owner of such rights; and (iii) the jurisdictions by or in which such right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers. MGI has received valid executed assignments for each of the inventions disclosed in the patent and patent applications owned by MGI listed in the MGI Disclosure Schedule from the inventors of the inventions claimed in such patents and has properly recorded the assignments for each of MGI's patents and patent applications in the appropriate patents office.

     (b) The MGI Disclosure Schedule lists: (i) all licenses, sublicenses and other agreements as to which MGI is a party and pursuant to which any other person is authorised to use any MGI Intellectual Property Right; and
(ii) all licenses, sublicenses and other agreements as to which MGI is a party and pursuant to which MGI is authorised to use any patent, trade-mark or copyright (including copyright in software) owned by a third party which are incorporated in, are, or form a part of or are bundled with any MGI product (the "MGI THIRD PARTY INTELLECTUAL PROPERTY RIGHTS") or any trade secret of a third party in or as to any MGI product, including the identity of all parties to such licenses, sublicenses and other agreements.

     (c) MGI is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in breach or violation of any MATERIAL terms of any license, sublicense or agreement disclosed in the MGI Disclosure Schedule. No claims with respect to MGI Intellectual Property Rights, or MGI Third Party Intellectual Property Rights (to the extent arising out of any use, reproduction or distribution of such MGI Third Party Intellectual Rights by or through MGI), have been asserted or threatened in writing by any person against MGI. To the knowledge of MGI, there are no valid grounds for any BONA FIDE claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by MGI infringes on any copyright, patent, trade-mark or trade secret owned by a third party;
(ii) that the use by MGI of any MGI Intellectual Property Rights infringes, violates or misappropriates any intellectual property right of any other party; (iii) challenging the ownership or validity of any MGI Intellectual Property Right listed in the MGI Disclosure Schedule; or (iv) challenging MGI's license or right to use, or the validity of MGI Third Party Intellectual Rights.

MGI (i) has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trade-marks or copyrights or violation of any trade secret or other proprietary right of any third party and MGI has no knowledge of any basis for any such suit or charge; and (ii) has not been threatened or charged in writing with infringement or violation of any patents, trade-marks, copyrights or trade secrets or other proprietary right of any third party and MGI has no knowledge of any basis for any such threat or claim.

     (d) All patent applications held by MGI are pending in their respective patent office, and to the knowledge of MGI, there are no defects in the prosecution of any such application resulting from the negligent acts or omissions of MGI's patent agents that would irrevocably foreclose the grant of patent rights under such application. To the knowledge of MGI, there is no unauthorized use, disclosure, infringement or misappropriation of any of the MGI Intellectual Property Rights or any MGI Third Party Intellectual Property Right by any third party including any employee or consultant outside the course of their respective employment or consultant duties or former employee or consultant of MGI.

     (e) No MGI Intellectual Property Right or MGI Third Party Intellectual Property Right is subject to any outstanding order, judgment, lien decree or governmental or judicial stipulation restricting in any manner the licensing thereof by MGI. MGI has not entered into any agreement other than the licenses, sublicenses and agreements disclosed in the MGI Disclosure Schedule to indemnify any other person against any charge of infringement of any MGI Third Party Intellectual Property Right.

     (f) As a matter of corporate policy, MGI HAS TAKEN REASONABLE MEASURES CONSISTENT WITH INDUSTRY PRACTICE to protect and preserve (i) the validity and enforceability of trade-marks included in the MGI Intellectual property Rights, (ii) the validity and enforceability of copyrights included in the MGI Intellectual Property Rights, (iii) the validity and enforceability of patents included in the MGI Intellectual Property Rights, and (iv) the confidentiality and validity and enforceability of its trade secrets and other confidential information. All current and former employees and consultants of MGI have executed nondisclosure and assignment of inventions agreements to protect the confidentiality and to vest in MGI exclusive ownership of such MGI Intellectual Property Rights. A list of all current and former employees and consultants of MGI (including such individuals' employment title), who have signed such agreement(s), is included in the MGI Disclosure Schedule. To the knowledge of MGI, (i) no trade secret or confidential information of MGI has been used, divulged or appropriated for the benefit of any person other than MGI or its permitted licensees or otherwise to the detriment of MGI, and (ii) no employee or consultant of MGI has used any trade secrets or other confidential information of any other person in the course of their work for MGI without such person's consent.
MGI has no written or oral agreements with employees or consultants with respect to the ownership of inventions, trade secrets or other works created by them as a result of which any such employee or consultant may have non-exclusive rights to the portions of MGI's Intellectual Property Rights so created by such individual.

     (g) EXCEPT AS SET FORTH IN THE MGI DISCLOSURE SCHEDULE, NO OFFICER, OR TO the knowledge of MGI, no employee or consultant of MGI is in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenant relating to the right of any such officer, employee or consultant to be employed or engaged by MGI because of the nature of the business conducted or to be conducted by MGI or relating to the use of trade secrets or proprietary information of others and the continued employment or retention of its officers, employees or consultants does not subject MGI to any liability with respect to any of the foregoing matters.

3.12 AGREEMENTS, CONTRACTS AND COMMITMENTS

     MGI has not breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any agreement, contract or commitment (the "MGI CONTRACTS") in such a manner as would permit any other parties to cancel or terminate the same or would permit any other party to seek damages which would have, in the aggregate, a Material Adverse Effect on MGI. Each MGI Contract that has not expired or been terminated is in full force and effect and to the knowledge of MGI is not subject to any default by any party obligated to MGI pursuant to the MGI Contracts. Except as set forth in the MGI Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of MGI or any of its subsidiaries, (ii) increase any benefits otherwise payable by MGI, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

3.13 LITIGATION

     Except as set forth in the MGI Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or investigation against MGI or any of its properties or officers or directors pending or threatened which would have a Material Adverse Effect on MGI or the consummation of this Agreement. There is no judgement, decree or order against MGI or any of its directors or officers, that could be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. The foregoing sentences include, without limiting their generality, actions pending or threatened (or any basis therefor) involving the prior employment or engagement of any of MGI's officers or employees or their use in connection with MGI's business of any information or techniques proprietary to any of their former employers or to any other person.

3.14 ENVIRONMENTAL MATTERS

     As of the date hereof, MGI has not received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from MGI's (or any of its agent's) manufacture, processing, distribution, use, treatment, storage, disposal, spill, leakage, burial, spray, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste.

3.15 EMPLOYEE BENEFIT PLANS

     Except as set forth in the MGI Disclosure Schedule, (i) there are no pension, retirement, supplemental pensions, profit sharing, incentive compensation, bonus, savings, deferred compensation, stock option, purchase, or appreciation, health, life insurance, disability, sick pay, severance pay, group insurance or other material employee benefit plans, programs or arrangements maintained or contributed to by MGI (each such plan, program or arrangement, a "PLAN"), (ii) there are no outstanding violations or defaults thereunder nor to the knowledge of MGI, any actions, claims, or other proceedings pending or threatened with respect to the Plans, (iii) no Plan is currently under a governmental investigation or audit and no such investigation or audit is contemplated or under consideration, (iv) each Plan covers only current or former employees of MGI and their dependents or beneficiaries, (v) no promise or commitment to increase benefits under any Plan or to adopt any additional Plan has been made except as required by law,
(vi) no event has occurred which could subject any person or fund to any tax, penalty or fiduciary liability in connection with any Plan, (vii) there have been no withdrawals of surplus or contributions holidays, except as permitted by law and the terms of the Plans and (viii) each such Plan has been operated and administered in all material respects in compliance with all applicable laws. None of the Plans are subject to the United States EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, as amended ("ERISA"). Each Plan is fully funded on a going concern basis and has no unfunded liabilities or experience deficiencies, except as would not have a Material Adverse Effect.

3.16 LABOUR MATTERS

     Except as disclosed in the MGI Disclosure Schedule, MGI is in compliance in all respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labour practice. There are no pending claims against MGI under any workers compensation plan or policy or for long term disability. There are no controversies, claims or investigations pending or threatened, between MGI and any of its employees; MGI is not a party to any collective bargaining agreement or other labour union contract applicable to persons employed by MGI nor does MGI know of any activities or proceedings of any labour union to organize any such employees; and there are no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of MGI. MGI is not a party to any written or oral agreement providing for severance or termination payments to any director or officer or member of senior management as a result of the transactions contemplated by this Agreement or any employment agreement with any of its directors or officers or member of senior management. To the knowledge of MGI as of the date hereof, no officer, member of senior management, key employee, or significant group of employees plans to terminate employment with MGI during the next 12 months.

3.17 COMPLIANCE WITH LAWS

     MGI has not received any written notices of violation with respect to and, to its knowledge, has complied with, and is not knowingly in violation of, any federal, provincial or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, where any such violations could have, in the aggregate, a Material Adverse Effect on MGI.

3.18 INSURANCE

     MGI has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of MGI. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and MGI is otherwise in compliance in all respects with the terms of such policies and bonds. There is no threatened termination of, or premium increase with respect to, any of such policies.

3.19 POOLING OF INTERESTS

     Neither MGI nor, to the knowledge of MGI, any of its Affiliates has, through the date of this Agreement, taken or agreed to take any action which would prevent Discreet from accounting for the business combination to be effected by the Arrangement upon the terms and conditions of the Arrangement as a pooling of interests under U.S. GAAP.

3.20 CIRCULAR

     The information supplied by MGI for inclusion in the Circular to be sent to the MGI Shareholders in connection with the Special Meeting to consider the Arrangement shall not, on the date the Circular is first mailed to MGI Shareholders, at the time of the Special Meeting and at the Effective Time, contain any statement concerning MGI which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact concerning MGI, or omit to state any material fact concerning MGI necessary in order to make the statements made in the Circular not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to MGI or any of its Affiliates, officers or directors should be discovered by MGI which should be set forth in a supplement to the Circular, MGI shall promptly inform Discreet. Notwithstanding the foregoing, MGI makes no representation, warranty or covenant with respect to any information supplied by Discreet or Subco which is contained in any of the foregoing documents.

3.21 NO EXISTING DISCUSSIONS

     Except as disclosed in the MGI Disclosure Schedule, as of the date hereof, MGI is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Alternative Proposal nor has it any knowledge of any Alternative Proposal forthcoming.

3.22 OPINION OF FINANCIAL ADVISOR

     The financial advisor of MGI, First Marathon Securities Limited, has delivered an opinion to MGI to the effect that the Exchange Ratio is fair from a financial point of view to the MGI Shareholders.

3.23 VOTE REQUIRED

     There is no requirement contained in MGI's constating documents or other agreements binding on MGI which would require any approval of any holders of MGI securities to approve the Arrangement other than the affirmative vote of the holders of not less than two-thirds of the votes cast by holders of MGI Common Shares entitled to vote at the Special Meeting.

3.24 BOARD APPROVAL

     The Board of Directors of MGI has, prior to the execution hereof, (i) approved this Agreement and the Arrangement, (ii) determined that the Arrangement is in the best interests of the MGI Shareholders and is on terms that are fair to the MGI Shareholders and (iii) determined to recommend that the MGI Shareholders approve this Agreement and consummation of the Arrangement, subject to the terms of Sections 6.2 and 7.4, and no member of the Board of Directors has opposed this Agreement or the Arrangement.

3.25 BROKERAGE

     There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated herein based on any arrangement or agreement made by or on behalf of MGI.

3.26 REPRESENTATIONS COMPLETE

     None of the representations or warranties made by MGI herein or in any Schedule hereto, including the MGI Disclosure Schedule, or certificate furnished by MGI pursuant to this Agreement, or the Securities Reports, when all such documents are read together in their entirety, contains any untrue statement of a material fact relating to MGI, or omits to state any material fact relating to MGI necessary in order to make the statements relating to MGI contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF DISCREET

     Discreet represents and warrants as follows:

4.1  ORGANIZATION AND QUALIFICATION OF DISCREET

     Each of Discreet and its subsidiaries is a corporation duly incorporated, organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. Discreet has delivered a true and correct copy of the Articles of Incorporation, as amended, and by-laws, as amended, or other charter documents, as applicable of Discreet, to MGI. Neither Discreet nor, to the knowledge of Discreet , any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation, by-laws or equivalent organisational documents. Except as set forth in the Discreet SEC Reports or the Discreet Disclosure Schedule, neither Discreet nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Discreet and comprising less than five percent (5%) of the outstanding shares of such company.

4.2  CAPITAL STRUCTURE OF DISCREET

     (a) The authorized share capital of Discreet consists of an unlimited number of Discreet Common Shares and an unlimited number of Discreet Preferred Shares. As of March 4, 1998, (i) 29,544,261 Discreet Common Shares were issued and outstanding, all of which were issued as fully paid and non-assessable, (ii) 5,086,303 Discreet Common Shares were reserved for future issuance pursuant to options granted and outstanding under the Discreet Stock Option Plan, and (iii) 80,000 Discreet Common Shares were reserved for future issuance pursuant to options granted and outstanding under the Discreet Director Option Plans. As of the date of this Agreement, no Discreet Preferred Shares were issued and outstanding. Except as disclosed in the Discreet Disclosure Schedule, all Discreet Common Shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued as fully paid and non-assessable. Except as disclosed in the Discreet Disclosure Schedule, there are no obligations, contingent or otherwise, of Discreet or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations or office leases of subsidiaries entered into in the ordinary course of business. All of the outstanding shares in the share capital of each of Discreet's subsidiaries have been validly issued as fully paid and non-assessable and all such shares (other than directors' qualifying shares) are owned by Discreet or another subsidiary free and clear of all Liens or limitations in Discreet's voting rights, charges or other encumbrances of any nature.

     (b) Except as set forth in this Section 4.2 or as reserved for future grants of options under the Discreet Stock Option Plan or Discreet Director Option Plans, there are no equity securities of any class of Discreet or any of its subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 4.2 or in the Discreet Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any nature to which Discreet or any of its subsidiaries is a party or by which it is bound, obligating Discreet or any of its subsidiaries to issue, or sell, or cause to be issued, or sold, additional shares in the share capital of Discreet or any of its subsidiaries or obligating Discreet or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the knowledge of Discreet, there are no voting trusts, proxies or, except as set forth in the Discreet Disclosure Schedule, other agreements or understandings with respect to the shares of the share capital of Discreet.

     (c) All the Discreet Common Shares to be issued in connection with the Arrangement have been duly authorized by all necessary corporate action and will be, when issued in accordance with this Agreement, duly authorized and validly issued as fully paid and non-assessable.

4.3  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS

     (a) Discreet has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Discreet. This Agreement has been duly authorized, executed and delivered by Discreet and constitutes a valid and binding obligation of Discreet, enforceable against it in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgements and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

     (b) The execution and delivery of this Agreement by Discreet does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of incorporation, as amended, or by-laws of Discreet, (ii) except as set forth in the Discreet Disclosure Schedule, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Discreet or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgement, order, decree, statute, law, ordinance, rule or regulation applicable to Discreet or any of its subsidiaries or any of its or their properties or assets, except in the case of Subsections 4.3(b)(ii) and 4.3(b)(iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which, the aggregate, would not have a Material Adverse Effect on Discreet.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Discreet or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of Articles of Arrangement with the Ministry of Consumer and Commercial Relations (Ontario),
(ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Securities Legislation, including the Interim Order and the Final Order, (iii) such filings as may be required under the CA, the HSR and other legislation of a similar nature, (iv) such filings as may be required under the INVESTMENT CANADA ACT, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Discreet.

4.4  SEC FILINGS

     Discreet has filed and made available to MGI all Discreet SEC Reports. The Discreet SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the U.S Securities Act and the U.S. Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Discreet SEC Reports or necessary in order to make the statements in such Discreet SEC Reports, in the light of the circumstances under which they were made, not misleading. Except as set forth in the Discreet Disclosure Schedule, all documents required to be filed as exhibits to the Discreet SEC Reports have been so filed, except those which have expired or been terminated in accordance with their terms. None of Discreet's subsidiaries is required to file any forms, reports or other documents with the SEC.

4.5  FINANCIAL STATEMENTS

     Each of the consolidated financial statements (including, in each case, any related notes) contained in the Discreet SEC Reports, including SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with U.S. GAAP as in effect on the applicable dates of such financial statements applied on a consistent basis throughout the periods involved (except as noted therein and except the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of Discreet as of December 31, 1997 is referred to herein as the "DISCREET BALANCE SHEET".

4.6  NO UNDISCLOSED LIABILITIES

     Except as disclosed in the Discreet SEC Reports, to the knowledge of Discreet, Discreet does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with U.S. GAAP), and whether due or to become due, other than
(i) liabilities reflected in the balance sheet forming part of the Financial Statements of Discreet, (ii) liabilities specifically described in this Agreement and (iii) normal or recurring liabilities incurred since June 30, 1997 in the ordinary course of business consistent with past practices; except in each case for any such liability which would not have a Material Adverse Effect on Discreet.

4.7  ABSENCE OF CERTAIN CHANGES OR EVENTS

     Except as disclosed in the Discreet SEC Reports, since the date of the balance sheet forming part of the Financial Statements of Discreet, Discreet has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any change in the affairs or financial condition of Discreet which has had a Material Adverse Effect; (ii) any change by Discreet in its accounting methods, principles or practices; or (iii) any revaluation by Discreet of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business.

4.8  TAX MATTERS

     Discreet and each of its subsidiaries have filed all material tax returns required to be filed with respect to any Taxes, which returns are true and correct in all material respects, and neither Discreet nor any of its subsidiaries is in default in the payment of any material amount of Taxes, including penalties and interest, assessments, fees and other charges, shown thereon due or otherwise assessed, other than those being contested in good faith and for which adequate reserves have been provided or those currently payable without interest which were payable pursuant to said returns or any assessments with respect thereto. The provisions for Taxes in the audited and unaudited financial statements included in the Discreet SEC Reports have been determined in accordance with U.S. GAAP.

4.9  INTELLECTUAL PROPERTY

     (a) To the knowledge of Discreet, Discreet has the right to use all patents, trade-marks, trade secrets, trade-names, copyrights and any applications therefor, integrated circuit topographies and other intangible property ("INTELLECTUAL PROPERTY") that are used in the business as currently conducted by Discreet (the "Discreet Intellectual Property Rights"), except where any deficiency therein would not have, in the aggregate, a Material Adverse Effect.

     (b) Discreet is not currently subject to any exclusive licenses (whether such exclusivity is temporary or permanent) to any material portion of the Discreet Intellectual Property Rights. To the knowledge of Discreet, there are no outstanding licenses or agreements of any kind relating to any Discreet Intellectual Property Rights except for agreements with OEM's and other customers of Discreet entered into in the ordinary course of its business. Discreet is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Discreet Intellectual Property Rights, except as Discreet may be so obligated in the ordinary course of its business or as disclosed in the Discreet SEC Reports or where the failure to make such payments would not have, in the aggregate, a Material Adverse Effect.

     (c) To the knowledge of Discreet, Discreet has not violated or infringed and is not currently violating or infringing, and has not received any communications alleging that Discreet (or any of its subsidiaries, employees or consultants) has violated or infringed, any Intellectual Property of any other person or entity, to the extent that any such violation or infringement, either individually or together with all other such violations and infringements, would have a Material Adverse Effect.

     (d) To the knowledge of Discreet, no employee of or consultant to Discreet is in default under any term of any employment contract, agreement or arrangement relating to the Discreet Intellectual Property Rights or any non-competition arrangement, other contract, or any restrictive covenant relating to the Discreet Intellectual Property Rights, which default would have a Material Adverse Effect.

4.10 LITIGATION

     Except as set forth in the Discreet SEC Reports, there is no action, suit or proceeding, claim, arbitration or investigation against Discreet or any of its subsidiaries or any of their respective properties or officers or directors pending or threatened which would have a Material Adverse Effect on Discreet. There is no judgement, decree or order against Discreet or any of its directors or officers, that could be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. The foregoing sentences include, without limiting their generality, actions pending or threatened (or any basis therefor) involving the prior employment or engagement of any of Discreet's officers or employees or their use in connection with Discreet's business of any information or techniques proprietary to any of their former employers or to any other person.

4.11 ENVIRONMENTAL MATTERS

     As of the date hereof, Discreet has not received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from Discreet's or any of its subsidiary's (or any of their respective agent's) manufacture, processing, distribution, use, treatment, storage, disposal, spill, leakage, burial, spray, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste.

4.12 EMPLOYEE BENEFIT PLANS

      Discreet does not have any pension, retirement or supplemental pension plans.

4.13 COMPLIANCE WITH LAWS

     Discreet has not received any written notices of violation with respect to and, to its knowledge, has complied with, and is not knowingly in violation of, any federal, provincial or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, where any such violations could have, in the aggregate, a Material Adverse Effect on Discreet.

4.14 CIRCULAR

     The information supplied by Discreet for inclusion in the Circular to be sent to the MGI Shareholders in connection with the Special Meeting to consider the Arrangement shall not, on the date the Circular is first mailed to MGI Shareholders, at the time of the Special Meeting and at the Effective Time, contain any statement concerning Discreet which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact concerning Discreet, or omit to state any material fact concerning Discreet necessary in order to make the statements made in the Circular not false or misleading; or omit to state any material fact concerning Discreet necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Discreet or any of its Affiliates, officers or directors should be discovered by Discreet which should be set forth in a supplement to the Circular, Discreet shall promptly inform MGI. Notwithstanding the foregoing, Discreet makes no representation, warranty or covenant with respect to any information supplied by MGI which is contained in any of the foregoing documents.

 4.15     INTERIM OPERATIONS OF SUBCO

     Subco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

 4.16     BOARD APPROVAL

     The Boards of Directors of Discreet and Subco have unanimously, and the sole shareholder of Subco has, approved this Agreement and the Arrangement. No vote of the Shareholders of Discreet is necessary to approve this Agreement or the Arrangement.

 4.17     REPRESENTATIONS COMPLETE

     None of the representations or warranties made by Discreet or Subco herein or in any Schedule hereto, including the Discreet Disclosure Schedule, or certificate furnished by Discreet or Subco pursuant to this Agreement, or the Discreet SEC Reports, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact concerning Discreet, or omits or will omit at the Effective Time to state any material fact concerning Discreet necessary in order to make the statements concerning Discreet contained herein or therein, in the light of the circumstances under which made, not misleading.

                                      ARTICLE 5
                       REPRESENTATIONS AND WARRANTIES OF SUBCO

     Subco represents and warrants to and in favour of MGI as follows:

5.1 Subco is a corporation duly incorporated and validly existing under the OBCA;

     (a) Subco has the corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approvals contemplated hereby, to perform its obligations hereunder;

     (b) the execution and delivery of this Agreement by Subco and the completion of the transactions contemplated herein:

          (i) do not and will not result in the breach of, or violate any term or provision of, the articles or by-laws of Subco; and

          (ii) do not and will not as of the Effective Date violate any provision of law or administrative regulation or any judicial or administrative award, judgment or decree applicable and known to Subco, after due inquiry;

     (c) the execution and delivery of this Agreement and the completion of the transactions contemplated herein have been duly approved by the board of directors of Subco and this Agreement has been duly executed and delivered by Subco and constitutes a valid and binding obligation of Subco enforceable against it in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgements and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought;

     (d) Subco has not engaged in any business nor is it a party to or bound by any contract, agreement, arrangement, instrument, licence, permit or authority, other than this Agreement and any transaction or agreement necessary or incidental to the fulfilment of its obligations under this Agreement, nor does it have any liabilities, contingent or otherwise, except as provided in or permitted by the foregoing;

     (e) the authorized capital of Subco consists of an unlimited number of Subco common shares, of which 100 Subco common shares are currently issued and outstanding (all of which are held by Discreet); and

     (f) no individual, firm, corporation or other person holds any securities convertible or exchangeable into any shares of Subco or has any agreement, warrant or option or any right capable of becoming an agreement, warrant or option for the purchase of any unissued shares of Subco except as contemplated by this Agreement.


                                      ARTICLE 6
                                      COVENANTS

6.1  COVENANTS OF MGI

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, MGI agrees (except to the extent that Discreet shall otherwise consent in writing), to carry on its business in the ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due and, to use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the service of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. MGI agrees to promptly notify Discreet of any event or occurrence not in the ordinary course of its business and of any event which could have a Material Adverse Effect on MGI. Without limiting the foregoing, except as expressly contemplated by this Agreement, MGI shall not, without the prior written consent of Discreet, not to be unreasonably withheld:

     (a) Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under any employee stock plan or authorize cash payments in exchange for any options granted under any of such plans;

     (b) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the MGI Intellectual Property Rights, other than in the ordinary course of business consistent with past practices;

     (c) Declare or pay any dividends on or make any other distributions (whether in cash, share or property) in respect of any of its share capital, or split, combine or reclassify any of its share capital or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its share capital, or purchase or otherwise acquire, directly or indirectly, any shares of its share capital except for the repurchase of shares from terminated employees in accordance with agreements providing for the repurchase of shares in connection with any termination of services to it;

     (d) Except as set forth in the MGI Disclosure Schedule, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its share capital or securities convertible into shares of its share capital, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than issuances of MGI Common Shares pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement and other than issuances under the MGI Stock Option Plan in the ordinary course of business consistent with past practice;

     (e) Acquire or agree to acquire by amalgamating or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

     (f) Sell, lease, license or otherwise dispose or encumber of any of its properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

     (g) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees other than officers of MGI in the ordinary course of business consistent with past practice, (ii) increase or agree to increase the compensation payable or to become payable to officers of MGI or grant any additional severance or termination pay to, or enter into any employment or severance agreements with, such officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any employee, except in accordance with past practice, (iv) hire any new officer level employee, (v) enter into any collective bargaining agreement, or (vi) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted share, pension, retirement, deferred compensation, employment, termination, severance insurance (including any self-insured or post-retirement arrangements), disability, vacation, profit sharing or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, other than proposed plans described in the MGI Disclosure Schedule and except as may be required by applicable law. For the purposes of this Section 6.1(g), the term officer shall mean only those persons identified as officers of MGI in MGI's prospectus dated December 8, 1997 and filed with the Ontario Securities Commission;

     (h) Revalue any of its assets, including writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

     (i) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of it or guarantee any debt securities of others, other than indebtedness incurred in the ordinary course of business consistent with past practice;

     (j)  Amend or propose to amend its Articles of Amalgamation or by-laws;

     (k) Enter into any contract or commitment, or amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice and in excess of $100,000;

     (l) Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

     (m) Enter into any operating lease other than in the ordinary course of business consistent with past practice;

     (n) Pay, discharge or satisfy in an amount in excess of $25,000 in any one case or $100,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business consistent with past practice, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the balance sheet forming part of the Financial Statements and (ii) the payment of the transaction expenses associated with the transactions contemplated by this Agreement;

     (o) Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

     (p) Reduce the amount of any insurance coverage provided by existing insurance policies;

     (q) Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Discreet prior to the filing of such a suit, or (iii) for a breach of this Agreement or the confidentiality agreement referred to in Section 7.15;

     (r) Make, revoke or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax return, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

     (s) Adopt or change any accounting policies, except for any changes required by Canadian GAAP; or

     (t) Take, or agree in writing or otherwise to take, any action which is likely to make any of such party's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

6.2  NO SOLICITATION

     From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 11, MGI and its officers, directors, employees, representatives and agents will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Alternative Proposal, (ii) subject to the terms of the immediately following sentence, engage in any discussion or negotiations with, or disclose any non-public information relating to MGI to, or otherwise assist or facilitate, or enter into any agreement or understanding with, or afford access to the properties, books or records of MGI to, any person, entity or group (other than Discreet and its affiliates, agents, and representatives) that has advised MGI that it may be considering making, or that has made, an Alternative Proposal or (iii) subject to the terms of the immediately following sentence, agree to, approve or recommend any Alternative Proposal. Notwithstanding the immediately preceding sentence, if an unsolicited Alternative Proposal, or an unsolicited expression of interest to make an Alternative Proposal, shall be received by the Board of Directors of MGI prior to the approval of this Agreement by the MGI Shareholders at the Special Meeting, then, to the extent the Board of Directors of MGI believes in good faith (after consultation with its financial advisor) that such Alternative Proposal would constitute a Competing Transaction then MGI and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may, subject to Discreet's rights under Article 10, furnish information in connection therewith and the Board of Directors of MGI shall be entitled to consider, negotiate, approve, recommend to its shareholders and enter into an agreement in respect of such Competing Transaction and such actions shall not be considered a breach of this Section 6.2 or any other provisions of this Agreement and Discreet shall not be permitted to terminate this Agreement pursuant to Section 11.1(b) as a result of such actions; provided, that, in each such event MGI notifies Discreet of such determination by the Board of Directors of MGI and provides Discreet with a true and complete copy of the Alternative Proposal document with such deletions as are necessary to protect confidential information relating to the business of the third party, provided that material terms or the identity of the person making the Alternative Proposal may not be deleted, if the Alternative Proposal is in writing, or a complete written summary on the same basis, if it is not in writing, and provides Discreet with all documents containing or referring to non-public information of MGI that are supplied to such third party; provided further, that (A) the Board of Directors of MGI has determined, with the advice of MGI's investment bankers, that such third party has demonstrated that there is reasonable assurance that any required financing will be obtained and there are no other apparent impediments to such third party commencing and completing such transaction, (B) MGI may not provide any non-public information to any such third party if it has not prior to the date thereof provided (or does not simultaneously with providing such information to such third party provide) such information to Discreet or Discreet's representatives, and (C) MGI provides such non-public information pursuant to a non-disclosure agreement substantially the same as or otherwise at least as restrictive on such third party as the confidentiality agreement referred to in Section 7.13 is on Discreet. MGI will notify Discreet immediately (and no later than 24 hours) after receipt of any Alternative Proposal or any notice that any person is considering making an Alternative Proposal or any request for non-public information relating to MGI or for access to the properties, books or records of MGI by any person that has advised MGI that it may be considering making, or that has made, an Alternative Proposal and will keep Discreet fully informed of the status and non-confidential details of any such Alternative Proposal notice, request or any correspondence or communications related thereto and shall provide Discreet with a true and complete copy of such Alternative Proposal notice or request or correspondence or communications related thereto with such deletions as are necessary to protect confidential information relating to the business of the third party, if it is in writing, or a complete written summary on the same basis, if it is not in writing. MGI shall ensure that its officers, directors and employees and any investment banker or other advisor or representative retained by MGI are aware of the restrictions described in this Section, and MGI shall be responsible for any breach of this Section

6.2 by its bankers, advisors and representatives.

6.3  COVENANTS OF DISCREET

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Discreet agrees as to itself and its subsidiaries (except to the extent that MGI shall otherwise consent in writing, such consent not to be unreasonably withheld), to carry on its and its subsidiaries business, taken as a whole, in the ordinary course in substantially the same manner as previously conducted and to use commercially reasonable efforts consistent with past practices and policies to preserve its present business organization except where the failure to do so would not have a Material Adverse Effect.
Discreet agrees to promptly notify MGI of any event or occurrence not in the ordinary course of business of its or its subsidiaries business and of any event which could have a Material Adverse Effect on Discreet. MGI acknowledges that, in the normal course of their businesses, Discreet and its subsidiaries, from time to time, acquire and dispose of subsidiaries, businesses and assets. MGI agrees that unless such acquisition or disposition would or could result in a Material Adverse Effect on Discreet, Discreet has no disclosure obligations in this respect or obligation to obtain the prior consent of MGI.

                                 ARTICLE 7
                          ADDITIONAL AGREEMENTS

7.1  PREPARATION OF CIRCULAR AND OTHER FILINGS AND SUBMISSIONS

     MGI and Discreet shall cooperate and use their reasonable efforts in:
(i) the preparation of the Circular; (ii) the obtention of all licences, consents, approvals, authorizations and orders of governmental, regulatory and stock exchange authorities and third parties as are necessary for the consummation of the transactions contemplated hereby; (iii) taking all such actions as may reasonably be deemed necessary by Discreet and MGI to discharge their obligations under the U.S. Securities Act in connection with the Arrangement and the issuance and resale of Discreet Common Shares under the U.S. Securities Act to the MGI Shareholders; (iv) the preparation of all documents and the obtention of all required or necessary exemption orders for the qualification for distribution and resale in all provinces of Canada where MGI Shareholders reside of Discreet Common Shares issuable upon the Arrangement; and (v) the taking of all such actions as may be required under or pursuant to the OBCA in connection with the Arrangement. MGI and Discreet shall each furnish to one another, on a timely basis, all such information as may be required to effectuate the foregoing actions, and each covenants that no information so furnished by it in writing in connection with such actions or otherwise in connection with the consummation of the transactions provided for in the Arrangement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances in which they were made, not misleading. Each of Discreet and MGI will ensure that the information relating to it which is provided in the Circular will not contain any "misrepresentation" as such expression is construed under the SECURITIES ACT (Ontario). Discreet and MGI shall each promptly notify the other if at any time before or after the Effective Time it becomes aware that the Circular contains a "misrepresentation" or any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. In any such event, Discreet and MGI shall cooperate in the preparation of a supplement or amendment to the Circular that corrects such misstatement or omission, and shall cause the same to be distributed to the MGI Common Shareholders and, if required by the Securities Legislation, filed with the appropriate regulatory authority.

7.2  THE ARRANGEMENT

     Each of the parties hereto shall, and Discreet shall cause its subsidiaries to, use all reasonable efforts to satisfy each of the conditions precedent to be satisfied by it and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under applicable laws, including the Securities Legislation, to permit the completion of the Arrangement in accordance with the provisions of this Agreement and to consummate and make effective all other transactions contemplated in this Agreement and to cooperate with each other in connection with the foregoing, including:

     (a) without limiting Section 12.5, agreeing to such changes, modifications or amendments to the Arrangement as any party hereto may reasonably request, provided any such change, modification or amendment would not adversely affect any party hereto in the sole opinion of such party acting reasonably;

     (b) using all reasonable efforts to provide notice to, and obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases and other contracts to which it or any of its subsidiaries is a party, and releases of all pledges, guarantees and security interests made or granted by it, the failure of which to obtain would prevent the parties hereto from effecting the Arrangement or the other transactions contemplated hereby or may have a Material Adverse Effect on Discreet and its subsidiaries taken as a whole or on MGI;

     (c) using all reasonable efforts to obtain all necessary consents, approvals and authorisations as are required to be obtained by it under any Canadian, United States, provincial, state, municipal, local or foreign law or regulations, the failure to obtain which would prevent the parties hereto from effecting the Arrangement and the other transactions contemplated hereby or may have a Material Adverse Effect on Discreet and its subsidiaries taken as a whole or on MGI;

     (d) using all reasonable efforts to lift or rescind any injunction or restraining order or other order which may be entered against it, which injunction or order would prevent the parties hereto from completing the transactions contemplated hereby;

     (e) using all reasonable efforts to effect or cause to be effected all necessary registrations and filings (including any filings required by the CA, the HSR Act or equivalent legislation of other foreign jurisdictions or required to maintain any of MGI's, Discreet's or its subsidiaries' permits in full force and effect upon completion of the Arrangement) and submissions of information requested of it by governmental authorities, the failure of which to obtain would prevent the parties hereto from effecting the transactions contemplated hereby or would have a Material Adverse Effect on Discreet and its subsidiaries taken as a whole or on MGI; and

     (f) co-operating with each other in connection with any lawsuits or legal proceedings brought against any party or any affiliate thereof challenging this Agreement, or the completion of the transactions contemplated hereby, and keeping each other informed of any material information that becomes known to them in connection therewith.

     Without limiting the generality of the foregoing, each party shall keep the other party apprised of the steps it has taken or will take in order to effect the foregoing matters and, where appropriate, provide the other party with the opportunity to comment on documents, in draft form, which are necessary in connection with such matters.

7.3  NOTIFICATION OF CERTAIN MATTERS

     Between the date hereof and the Effective Time, each party shall give prompt notice in writing to the other parties hereto of (i) any information that indicates that any of its representations or warranties contained herein was not true and correct as of the date hereof or will not be true and correct at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (except for changes permitted or contemplated by this Agreement), (ii) the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure of any condition specified in Article 8 hereof to be satisfied and (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Arrangement and the other transactions contemplated in this Agreement, or that the Arrangement and the other transactions contemplated in this Agreement may otherwise violate the rights of or confer remedies upon such third party.

7.4  SUPPORT OF RESOLUTION TO APPROVE ARRANGEMENT

     MGI shall through its Board of Directors recommend that the MGI Shareholders approve the Arrangement and shall use all reasonable efforts to secure all such approvals subject in each case to the directors' fiduciary obligations and Section 6.2.

     MGI covenants that it will not withdraw or modify in a manner adverse to Discreet its approval or recommendation of the Arrangement and shall not cancel or not call and hold the Special Meeting prior to termination of this Agreement in any circumstances other than if there shall have occurred or arisen one or more events or changes that has or would be reasonably likely to have a Material Adverse Effect on Discreet and its subsidiaries, taken as a whole, or if any person (other than Discreet or an affiliate of Discreet) shall have publicly announced an Alternative Proposal or publicly disclosed an intention to make an Alternative Proposal.

7.5  MGI STOCK OPTIONS

     (a) On the Effective Date, MGI's obligations with respect to each outstanding MGI Stock Option, whether vested or unvested, will be assumed by Discreet and, on such assumption, the rights to acquire MGI Common Shares under the MGI Stock Option Plan shall become rights to acquire Discreet Common Shares. Each MGI Stock Option so assumed by Discreet under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the MGI Stock Option Plan and agreement pursuant to which such MGI Stock Option was issued as in effect immediately prior to the Effective Date, except that (i) such MGI Stock Option will be deemed to constitute an option to purchase that number of Discreet Common Shares equal to the product of the number of MGI Common Shares that the holder of such option would have been entitled to receive had such holder exercised such option immediately prior to the Effective Date (not taking into account whether such option was in fact exercisable) multiplied by the Exchange Ratio, rounded down to the nearest whole number of Discreet Common Shares, and (ii) the per share exercise price for the Discreet Common Shares issuable upon exercise of such assumed MGI Stock Option will be equal to the quotient determined by dividing the exercise price per MGI Common Share at which such MGI Stock Option was exercisable immediately prior to the Effective Date by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

     (b) As soon as practicable after the Effective Date, Discreet shall deliver to each holder of an outstanding MGI Stock Option, an appropriate notice setting forth such holder's rights pursuant thereto and such MGI Stock Option shall continue in effect on terms and conditions substantially the same (subject to the adjustment required by this Section 7.5 after giving effect to the Arrangement). Discreet shall comply with the terms of all such MGI Stock Options. Discreet shall take all corporate action necessary to reserve for issuance a sufficient number of Discreet Common Shares for delivery pursuant to the terms set forth in this Section 7.5.

7.6  BROKER SPECIAL WARRANTS

     (a) On the Effective Date, MGI's obligations with respect to each outstanding Broker Special Warrant entitling the holder thereof to receive on the exercise of such Broker Special Warrant compensation options, will be assumed by Discreet and, on such assumption, the right to obtain compensation options without additional payment to MGI under such Broker Special Warrant shall be exchanged for the right to obtain compensation options of Discreet without additional payment to Discreet. Each Broker Special Warrant so assumed by Discreet under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the agreement pursuant to which such Broker Special Warrants were issued as in effect immediately prior to the Effective Date, except that (i) such Broker Special Warrants will be deemed to constitute a right to obtain, in the aggregate, 175,000 compensation options without additional payment to Discreet, (ii) such compensation options will be deemed to constitute options to purchase that number of Discreet Common Shares equal to the product of the number of MGI Common Shares that the holders of such options would have been entitled to receive had such holder exercised such compensation options immediately prior to the Effective Date (not taking into account whether such compensation option was in fact exercisable) multiplied by the Exchange Ratio, rounded down to the nearest whole number of Discreet Common Shares, and (iii) the per share exercise price for the Discreet Common Shares issuable upon exercise of such compensation options will be equal to the quotient determined by dividing the exercise price per MGI Common Share at which such compensation options were exercisable immediately prior to the Effective Date by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

     (b) As soon as practicable after the Effective Date, Discreet shall deliver to each holder of an outstanding Broker Special Warrant, an appropriate notice setting forth such holder's rights pursuant thereto and such Broker Special Warrant shall continue in effect on the same terms and conditions (including anti-dilution provisions, and subject to the adjustments required by this Section 7.6 after giving effect to the Arrangement). Discreet shall comply with the terms of all such Broker Special Warrants. Discreet shall take all corporate action necessary to reserve for issuance a sufficient number of Discreet Common Shares for delivery pursuant to the terms set forth in this
Section 7.6.

7.7  INTEL WARRANT

     (a) On the Effective Date, MGI's obligations with respect to the outstanding Intel Warrant will be assuemd by Discreet and, on such assumption, the rights to acquire MGI Common Shares under the Intel Warrant shall become rights to acquire Discreet Common Shares under the Intel Warrant. The Intel Warrant so assumed by Discreet under this Agreement shall continue to have, and be subject to, the same terms and conditions as set forth in the Intel Warrant Agreement as in effect immediately prior to the Effective Date, except that (i) the Intel Warrant will be deemed to constitute a warrant to purchase that number of Discreet Common Shares equal to the product of the number of MGI Common Shares that the holder of the Intel Warrant would have been entitled to receive had such holder exercised such warrant immediately prior to the Effective Date (not taking into account whether the Intel Warrant was in fact exercisable) multiplied by the Exchange Ratio, rounded down to the nearest whole number of Discreet Common Shares, and (ii) the per share exercise price for the Discreet Common Shares issuable upon exercise of the Intel Warrant will be equal to the quotient determined by dividing the exercise price per MGI Common Shares at which the Intel Warrant was exercisable immediately prior to the Effective Date by the Exchange Ratio, and rounding the resulting in exercise price up to the nearest whole cent.

     (b) As soon as practicable after the Effective Date, Discreet shall deliver to the holder of the Intel Warrant, an appropriate notice setting forth such holder's rights pursuant thereto and the Intel Warrant shall continue in effect on the same terms and conditions (including further anti-dilution provisions, and subject to the adjustments required by this
Section 7.7 after giving effect to the Arrangement). Discreet shall comply with the terms of the Intel Warrant. Discreet shall take all corporate action necessary to reserve for issuance a sufficient number of Discreet Common Shares for delivery pursuant to the terms set forth in this Section 7.7.

7.8  AFFILIATES AGREEMENT

     As promptly as reasonably practicable and in no event later than ten
(10) days after the date of this Agreement, MGI shall deliver to Discreet an executed MGI Affiliate Agreement in the form annexed hereto as Exhibit 2.1 from each of its directors and executive officers who may, in the reasonable judgment of MGI and Discreet, be deemed to be an "Affiliate" of MGI, and Discreet shall deliver to MGI an executed Discreet Affiliate Agreement in the form annexed hereto as Exhibit 2.2 from each of its directors and executive officers who may, in the reasonable judgment of Discreet and MGI, be deemed to be an "Affiliate" of Discreet. For the purposes hereof, the term "Affiliate" shall have the same meaning as in paragraphs (c) and (d) of Rule 145 (each such person who is an "Affiliate" of MGI or Discreet, as the case may be, within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the U.S. Securities Act ("Rule 145") and/or as used in and for purposes of Accounting Series Releases 130 and 135, as amended, and Staff Accounting Bulletins 65 and 76 of the SEC. Between the date of this Agreement and the Effective Time, Discreet and MGI shall, if requested, promptly provide each other such information and documents as MGI or Discreet shall reasonably request for purposes of reviewing a list of such Affiliates. Discreet shall be entitled to place appropriate legends on the certificates evidencing any Discreet Common Stock to be received by such Affiliates of MGI pursuant to the transactions contemplated by this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Discreet Common Stock, consistent with the terms of the MGI Affiliate Agreement or the Discreet Affiliate Agreement, as the case may be.

7.9  ACCESS TO INFORMATION

     The parties will cooperate to provide each other the appropriate information required to complete the documentation necessary to give effect to the transactions contemplated in this Agreement.

     Subject to applicable law and to the foregoing sentence, upon reasonable notice, Discreet shall afford MGI's officers, employees, counsel, accountants and other authorized representatives and advisors ("Representatives") access arranged through designated individuals, during normal business hours from the date hereof until the earlier of the Effective Date or the termination of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, Discreet shall (and shall cause each of its subsidiaries to) furnish promptly to MGI all information concerning its business, properties and personnel as MGI may reasonably request. MGI shall provide the same access to Discreet and its Representatives on the same terms and conditions. Nothing in the foregoing shall require MGI or Discreet to disclose information subject to a written confidentiality agreement with third parties, customer specific or competitively sensitive information relating to areas or projects where MGI and Discreet are competitors. For greater certainty, until the earlier of the Effective Date and the termination of this Agreement, access to and exchange of competitively sensitive confidential information ("Confidential Data") as between the parties shall be limited to that which is reasonably necessary for the purposes of securing all necessary regulatory approvals, the preparation and settlement of definitive documents and the advancement of the Arrangement as contemplated herein and shall be further limited such that the dissemination of such Confidential Data shall be confined to those representatives of the parties and their advisors who have a need to know such information for these purposes and who agree to respect such confidentiality in their dealings with such Confidential Data. In particular, with reference to access to and the sharing of Confidential Data of one party with representatives of the other party for the purposes of preparing any filings or submissions under the CA in respect of the Arrangement, the general principle which shall be applied is that such information shall be made available to, exchanged or shared with counsel to the parties rather than the parties or their representatives.

7.10 LETTER OF MGI'S AUDITORS

     MGI shall use all reasonable efforts to cause to be delivered to Discreet (a) a letter of Price Waterhouse, MGI's auditors, dated a date within five Business Days before the date on which the Circular shall become effective and addressed to Discreet, in form reasonably satisfactory to Discreet and customary in scope and substance for letters delivered by auditors in connection with financial disclosure similar to the Circular and
(b) the letter of Price Waterhouse referred to in Section 8.1(m).

7.11 LETTER OF DISCREET'S AUDITORS

     Discreet shall use all reasonable efforts to cause to be delivered to MGI (a) a letter of Arthur Andersen & Cie., Discreet's auditors, dated a date within five Business Days before the date on which the Circular shall become effective and addressed to MGI, in form reasonably satisfactory to MGI and customary in scope and substance for letters delivered by auditors in connection with financial disclosure similar to the Circular and (b) the letter of Arthur Andersen & Cie. referred to in Section 8.2(n).

7.12 SPECIAL MEETING

     As promptly as practicable after the date hereof, MGI shall prepare, in consultation with Discreet, the Circular for mailing to the MGI Shareholders. MGI shall convene the Special Meeting on a date to be agreed upon between Discreet and MGI but in any event no later than May 26, 1998, or if the termination right in section 11.1(g) is waived by Discreet, such later date as shall be agreed to by MGI and Discreet. Discreet and MGI shall file the Circular in all jurisdictions where the same is required and mail the same in accordance with applicable law. Prior to mailing the Circular or the Effective Time, as the case may be, Discreet shall take such steps as are necessary under the securities laws of the states of the United States and the provinces of Canada where MGI Shareholders reside for the offer and sale of Discreet Common Shares to the MGI Shareholders in such states and provinces. Each of the parties hereto shall provide each other, on a timely basis, with all such information as may be required to be included in the Circular and which relates to each of them, respectively.

     The parties hereto shall cooperate with each other in connection with the preparation of documentation for submission to regulatory authorities and holders of their respective securities and shall keep each other informed of any requests or comments made by regulatory authorities in connection with such documentation.

7.13 CONFIDENTIALITY

     The parties acknowledge that each of Discreet and MGI have previously executed a mutual nondisclosure and confidentiality agreement dated December 23, 1997 which confidentiality agreement shall continue in full force and effect in accordance with its terms.

7.14 LEGAL CONDITIONS TO ARRANGEMENT

     Subject to Article 8, each of Discreet and MGI will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Arrangement (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Arrangement. Each of Discreet and MGI will, and will cause its subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, a Governmental Entity including those required under the CA or the HSR, required to be obtained or made by Discreet, MGI or any of their subsidiaries in connection with the Arrangement or the taking of any action contemplated thereby or by this Agreement.

7.15 PUBLIC ANNOUNCEMENTS

     Discreet and MGI shall not, nor shall Discreet permit any of its subsidiaries to (and each such party shall use all reasonable efforts to cause its affiliates, shareholders, directors, officers, employees, agents and representatives not to), issue any press release, make any public announcement or public filing or furnish any written statement to its employees or shareholders generally concerning the Arrangement without the consent of the other parties hereto (which consent shall not be unreasonably withheld), except to the extent required by applicable law or the applicable Securities Legislation (and in any such case, such party shall, to the extent consistent with timely compliance with such requirement, consult with the other party prior to making the required release, announcement, filing or statement). MGI shall make no analysts' presentation without the consent of Discreet (which consent shall not be unreasonably withheld).

7.16 POOLING ACCOUNTING

     MGI shall use its reasonable best efforts to cause the business combination to be effected by the Arrangement to be accounted for as a pooling of interests in accordance with U.S. GAAP. Each of Discreet and MGI shall use its best efforts to cause its respective Affiliates not to take any action that would adversely affect the ability of Discreet to account for the business combination to be effected by the Arrangement as a pooling of interests in accordance with U.S. GAAP.

7.17 NASDAQ QUOTATION

     Discreet shall use its best efforts to cause the shares of Discreet Common Shares to be issued in connection with the Arrangement (a) to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time, and (b) to generally not be subject to resale restructions in the United States, other as set forth in
Section 7.8 and pursuant to Sections 144 and 145 of the U.S. SECURITIES ACT, and to generally not be subject to resale restrictions in those provinces of Canada where MGI Shareholders reside, from and after the Effective Time.

7.18 CONSENTS

     Each of Discreet and MGI shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under any of Discreet's or MGI's material agreements, contracts, licenses or leases in connection with the Arrangement.

7.19 FORM S-8

     Discreet shall file, no later than 20 Business Days after the Effective Time, a registration statement on Form S-8 covering the shares of Discreet Common Shares issuable pursuant to outstanding options under the MGI Stock Option Plan assumed by Discreet/Subco. MGI shall cooperate with and assist Discreet in the preparation of such registration statement.

7.20 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS

     Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of Shareholders of MGI described in Section 4.24, including co-operating fully with the other party, including by provision of information.

7.21 MERGER OF COVENANTS

     The covenants set out in this Agreement, except for Sections 7.22 and 11.3(a) shall not survive the completion of the Arrangement, and shall expire and be terminated without recourse to the parties upon such completion.

7.22 BOARD REPRESENTATION

     Discreet shall use its best efforts to appoint or recommend to its Board of Directors a current director of MGI acceptable to Discreet not later than at the next annual meeting of shareholders of Discreet; Discreet shall be under no obligation to recommend for election any such person after the next annual meeting of shareholders of Discreet.


                                     ARTICLE 8
                             CONDITIONS TO ARRANGEMENT

8.1  CONDITIONS FOR THE BENEFIT OF DISCREET

     The obligations of Discreet and Subco to complete the Arrangement shall be subject to the fulfilment, or the waiver by Discreet and Subco, of the following conditions, each of which is for the exclusive benefit of Discreet and Subco and may be waived by Discreet and Subco at any time, in whole or in part, in its sole discretion without prejudice to any other rights that it may have:

     (a) all necessary corporate or similar action shall have been taken by MGI to authorize the execution and delivery of this Agreement and the consummation of the Arrangement;

     (b) the Arrangement, as proposed or with any amendment acceptable to Discreet, acting reasonably, shall have been approved by the MGI Shareholders at the Special Meeting in compliance with applicable Securities Legislation and the OBCA;

     (c) the Interim Order and the Final Order shall each have been obtained in form and substance satisfactory to Discreet, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to Discreet, acting reasonably, on appeal or otherwise;

     (d) all material approvals or consents that are necessary in connection with the Arrangement shall have been obtained on terms that do not have a Material Adverse Effect on Discreet and its subsidiaries taken as a whole or on MGI;

     (e) MGI shall have performed each covenant or obligation to be performed by it hereunder in favour of Discreet on or prior to the Effective Time, if the failure, in the reasonable judgement of Discreet, to comply with such covenants would individually or in the aggregate have a Material Adverse Effect on Discreet and its subsidiaries taken as a whole or on MGI or materially impede the completion of the Arrangement or the other transactions contemplated in this Agreement;

     (f) the representations and warranties of MGI set forth in this Agreement shall be true and correct in all respects on and as of the Effective Time (as if made on and as of that date) except as affected by the transactions contemplated or permitted by this Agreement, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date, and except where any failure to be true and correct would not have a Material Adverse Effect on MGI;

     (g) no judgement or order shall have been issued by any Governmental Entity, no action, suit or proceeding shall have been taken by any person, and no law or policy shall have been proposed, enacted, promulgated or applied,

          (i) which makes it illegal or otherwise directly or indirectly restrains, cease trades, enjoins, prohibits or imposes limitations or conditions on the completion of the Arrangement, or which could reasonably be expected to have any such effects, or which has a Materially Adverse Effect on either Discreet and its subsidiaries taken as a whole or MGI; or

          (ii) that, if the Arrangement were completed, could reasonably be expected to have a Materially Adverse Effect on either Discreet and its subsidiaries taken as whole or on MGI;

     (h) Discreet shall have received a legal opinion from legal counsel to MGI, in form and substance acceptable to Discreet and its legal counsel, acting reasonably;

     (i) without limiting the effect of Subsection 8.1(d), the Director of Investigation and Research appointed under the CA or any person authorized to exercise the powers and perform the duties of the Director shall have issued a certificate under Section 102(1) of the CA to the effect that he is satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal established pursuant to the CA under Section 92 of the CA in respect of the Arrangement or the appropriate time period specified in
Section 123 of the CA shall have expired and the Director shall have indicated in writing that he does not intend to take any action under Section 92 of the CA whether before or after the completion of the Arrangement, which could materially interfere with or detrimentally affect the transactions contemplated thereby;

     (j) the number of MGI Common Shares held by persons entitled to exercise a right of dissent under Section 185 of the OBCA in respect of the Arrangement who have notified MGI of their intention to exercise their right of dissent at or before the Special Meeting, plus the aggregate number of all fractional shares in respect of which holders of MGI Common Shares are to receive cash payments pursuant to the Arrangement, shall not exceed 9.99% of the total number of MGI Common Shares on the Effective Date;

     (k) from the date hereof up to and including the Effective Date there shall have not occurred or arisen one or more events or changes that has or would be reasonably likely to have a Material Adverse Effect on MGI;

     (l) any applicable waiting periods under the HSR Act shall have expired or been earlier terminated;

     (m) Discreet shall have received a letter of Price Waterhouse MGI's independent auditors dated the Effective Date, updating the letter referred to in Section 7.10; and

     (n) Discreet shall have received a letter from Price Waterhouse dated the date of the Circular and confirmed in writing within two business days prior to the Effective Date, addressed to MGI, regarding the appropriateness of pooling of interest accounting for the Arrangement under the Accounting Principal Board Opinion 16 if closed and consummated in accordance with, or as contemplated by, this Agreement.

8.2  CONDITIONS FOR THE BENEFIT OF MGI

     The obligations of MGI to complete the Arrangement shall be subject to the fulfilment, or the waiver by MGI, of the following conditions, each of which is for the exclusive benefit of MGI and may be waived by MGI at any time, in whole or in part, in its sole discretion without prejudice to any other rights that it may have:

     (a) all necessary corporate action shall have been taken by Discreet to authorize the execution and delivery of this Agreement and the consummation of the Arrangement;

     (b) the Arrangement, as proposed or with any amendment acceptable to MGI, acting reasonably, shall have been approved by the MGI Shareholders at the Special Meeting in compliance with applicable Securities Legislation;

     (c) the Interim Order and the Final Order shall each have been obtained in form and substance satisfactory to MGI, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to MGI, acting reasonably, on appeal or otherwise;

     (d) all material approvals or consents that are necessary in connection with the Arrangement shall have been obtained on terms that do not have a Material Adverse Effect on MGI or on Discreet and its subsidiaries taken as a whole;

     (e) Discreet shall have performed each covenant or obligation to be performed by it hereunder in favour of MGI on or prior to the Effective Time, if the failure, in the reasonable judgement of MGI, to comply with such covenants would individually or in the aggregate have a Material Adverse Effect on MGI or on Discreet and its subsidiaries taken as a whole or materially impede the completion of the Arrangement or the other transactions contemplated in this Agreement;

     (f) the representations and warranties of Discreet set forth in this Agreement shall be true and correct in all respects on and as of the Effective Date (as if made on and as of that date) except as affected by the transactions contemplated or permitted by this Agreement, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date and except for any failures or breaches of representations and warranties which would not have a Material Adverse Effect on Discreet and its subsidiaries taken as a whole or materially impede the completion of the Arrangement or the transactions contemplated herein;

     (g) no judgement or order shall have been issued by any Governmental Entity, no action, suit or proceeding shall have been taken by any person, and no law or policy shall have been proposed, enacted, promulgated or applied,

          (i) which makes it illegal or otherwise directly or indirectly restrains, cease trades, enjoins, prohibits or imposes limitations or conditions on the completion of the Arrangement, or which could reasonably be expected to have any such effects, which has a Materially Adverse Effect on either Discreet and its subsidiaries taken as a whole or on MGI; or

          (ii) that, if the Arrangement were completed, could reasonably be expected to have a Materially Adverse Effect on Discreet and its subsidiaries taken as whole or on MGI;

     (h) MGI shall have received a legal opinion from legal counsel to Discreet, in form and substance acceptable to MGI and its legal counsel, acting reasonably in the circumstances, including with respect to the issuance and resale of Discreet Common Shares issued to the MGI Shareholders under the Arrangement being tradeable, registered or exempt from prospectus requirements in each of the provinces of Canada where MGI has shareholders and such other opinion which may reasonably be required from counsel in the United States;

     (i) without limiting the effect of Subsection 8.2(d), the Director of Investigation and Research appointed under the CA or any person authorized to exercise the powers and perform the duties of the Director shall have issued a certificate under Section 102(1) of the CA to the effect that he is satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal established pursuant to the CA under Section 92 of the CA in respect of the Arrangement or the appropriate time period specified in
Section 123 of the CA shall have expired and the Director shall have indicated in writing that he does not intend to take any action under Section 92 of the CA whether before or after the completion of the Arrangement, which could materially interfere with or detrimentally affect the transactions contemplated thereby;

     (j) any applicable waiting periods under the HSR Act shall have expired or been earlier terminated;

     (k) the issuance of Discreet Common Shares pursuant to the Arrangement will be, if required, registered under the U.S. Securities Act pursuant to a registration statement declared effective by the SEC or pursuant to a rule of the SEC and no stop order suspending such effectiveness shall have been issued or proceedings therefor initiated or threatened by the SEC, or shall be exempt from such registration and all such Discreet Common Shares shall be listed for trading on NASDAQ;

     (l) MGI shall have received a letter from Price Waterhouse dated the date of the Circular and confirmed in writing within two business days prior to the Effective Date, addressed to MGI, regarding the appropriateness of pooling of interest accounting for the Arrangement under the Accounting Principal Board Opinion 16 if closed and consummated in accordance with, or as contemplated by, this Agreement; AND

     (m) MGI shall have received a letter from Arthur Andersen & Cie., Discreet's independent auditors, dated the Effective Date, updating the letter referred to in Section 7.11.

8.3  NOTICE AND CURE PROVISIONS

     Each party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

     (a) cause any of the representations or warranties of any party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Date; or

     (b) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any party hereunder prior to the Effective Date.

No party may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Sections 8.1 and 8.2 or any termination right arising therefrom and no fees are payable under Section 11, unless forthwith and in any event prior to the filing of the Final Order for acceptance by the Director, the party intending to rely thereon has delivered a written notice to the other party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition precedent or termination right, as the case be. If any such notice is delivered, provided that a party is proceeding diligently to cure such matter, no party may terminate this Agreement until the later of August 31, 1998 and the expiration of a period of 10 days from such notice.

8.4  MERGER OF CONDITIONS

     The conditions set out in Sections 8.1 and 8.2 shall be conclusively deemed to have been satisfied, waived or released upon the filing of Articles of Arrangement, as contemplated by this Agreement, and the issuance of a certificate of arrangement and certificate of amendment in respect thereof under the OBCA.

                                      ARTICLE 9
                                        OPTION

9.1  GRANT OF OPTION

     In consideration of the agreement otherwise contained herein, MGI hereby grants to Discreet, subject to and upon the terms and conditions hereof, the right to purchase up to 4,795,442 MGI Common Shares at a price of $5.32 per share.

9.2  COVENANTS OF MGI

     MGI hereby covenants and agrees with Discreet as follows:

     (a) that MGI is duly authorized to create and issue the Option and that, subject to the provisions of this Agreement and regulatory approval, MGI will cause the MGI Common Shares issued pursuant to the exercise of the Option and the certificates representing such MGI Common Shares to be duly issued and delivered, all in accordance with the terms hereof;

     (b) at all times prior to and including the Option Expiry Time, MGI shall reserve and allot and conditionally issue out of its authorized capital that number of MGI Common Shares as is sufficient to enable MGI to meet its obligation to issue MGI Common Shares in respect of the exercise of the Option. Upon payment of the Option Exercise Price therefor, all MGI Common Shares acquired pursuant to the Option shall be fully paid and non-assessable;

     (c) that, subject to the express provisions hereof, MGI will at all times prior to and including the Option Expiry Time, maintain its corporate existence; and, subject to the express provisions hereof, it will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence; provided, however, that nothing herein contained shall prevent MGI from abandoning any rights and franchises of MGI, if in the opinion of the directors or officers of MGI, it would be advisable and in the best interests of MGI to do so;

     (d) as soon as practicable following the date hereof, MGI shall make application to list and reserve for issuance such additional number of MGI Common Shares as are to be issued as a result of the exercise of the Option and shall take all such reasonable steps and actions and do all such reasonable things that may be required to maintain, if the Arrangement is not completed prior to the Termination Date, the listing and posting for trading of the MGI Common Shares on The Toronto Stock Exchange until the Option Expiry Time;

     (e) MGI shall take all such reasonable best steps and actions and do all such reasonable things that may be required to maintain, if the Arrangement is not completed prior to the Termination Date, its status as a "REPORTING ISSUER" not in default of the requirements of the applicable Securities Legislation of each jurisdiction where it is or may, from time to time, be a reporting issuer.

     (f) MGI will make all requisite filings, registrations and notices, including those required to be made with the appropriate securities commissions and The Toronto Stock Exchange, and MGI shall pay all corresponding fees, in connection with the grant and the exercise of the Option.

9.3  SECURITIES QUALIFICATION REQUIREMENTS

     (a) If, in the opinion of counsel, any instrument is required to be filed with or any permission, order or ruling is required to be obtained from any securities regulatory authority or any other step is required under any federal or provincial law of a jurisdiction in which MGI is a reporting issuer or equivalent thereof, before any securities or property which Discreet is entitled to receive pursuant to the exercise of the Option may properly and legally be delivered upon the due exercise of the Option, MGI covenants that it will use its reasonable best efforts to file such instrument, obtain such permission, order or ruling or take all such other actions, at its expense, as is required or appropriate in the circumstances.

     (b) MGI will give written notice of the issue of MGI Common Shares pursuant to the exercise of the Option, in such detail as may be required, to The Toronto Stock Exchange and any other stock exchange upon which the MGI Common Shares are listed or to each securities commission or similar regulatory authority in each jurisdiction in Canada in which there is legislation requiring the giving of any such notice in order that the subsequent disposition of the MGI Common Shares so issued will not be subject to the prospectus requirements of such legislation.

9.4  ADJUSTMENT

     (a) If and whenever at any time from the date hereof and prior to the Option Expiry Time MGI shall:

          (i) subdivide, redivide or change its outstanding MGI Common Shares into a greater number of shares; or

          (ii) reduce, combine or consolidate its outstanding MGI Common Shares into a smaller number of shares;

the Option Exercise Number shall be adjusted immediately after the effective date of such subdivision, redivision, change, reduction, combination or consolidation by multiplying the Option Exercise Number by the fraction of which:

          (i) the numerator shall be the total number of MGI Common Shares outstanding immediately after such date; and

          (ii) the denominator shall be the total number of MGI Common Shares outstanding immediately prior to such date,

and such adjustment shall be made successively whenever any event referred to in this Subsection 9.4(a) shall occur (and all adjustments in this Subsection are cumulative).

     (b) If and whenever from the date hereof, MGI shall distribute rights, options or warrants exercisable within a period of forty-five days after the record date for such distribution to subscribe for or purchase MGI Common Shares or securities exchangeable for or convertible into MGI Common Shares at a price per share or at an exchange or conversion value per share in the case of securities exchangeable for or convertible into MGI Common Shares equal to or less than 95% of the Current Market Price for MGI Common Shares determined as of the record date for such distribution, to all or substantially all of the holders of the MGI Common Shares (any such event being called a "RIGHTS OFFERING"), the Option Exercise Number shall be adjusted effective immediately after the record date on which holders of MGI Common Shares are determined for the purposes of the Rights Offering to the Option Exercise Number determined by multiplying the Option Exercise Number in effect on such record date by the fraction,

          (i)  the numerator of which shall be the aggregate of:

          (A) the number of MGI Common Shares issued and outstanding on such record date; and

          (B) the number of MGI Common Shares offered pursuant to the Rights Offering or the maximum number of MGI Common Shares for or into which the securities so offered pursuant to the Rights Offering may be exchanged or converted, as the case may be; and

          (ii) the denominator of which shall be the aggregate of:

          (A)  the number determined by dividing either the product of:

          1)   the number of MGI Common Shares so offered; and

          2)   the price at which each of such MGI Common Shares is offered;

     or the product of:

          1) the maximum number of MGI Common Shares for or into which the securities so offered pursuant to the Rights Offering may be exchanged or converted; and

          2) the exchange or conversion value of each one of such securities so offered,

     as the case may be, by the Current Market Price of MGI Common Shares determined as of such record date.

To the extent that such options, rights or warrants are not exercised prior to the expiry date thereof, the Option Exercise Number shall be re-adjusted effective immediately after such expiry date to the Option Exercise Number which would then have been in effect based upon the number of MGI Common Shares or securities exchangeable for or convertible into MGI Common Shares actually delivered on the exercise of such options, rights or warrants.

     (c) If and whenever at any time from the date hereof and prior to the Option Expiry Time, MGI shall issue or distribute to the holders of all or substantially all of MGI's outstanding MGI Common Shares securities of MGI including rights, options or warrants to acquire shares of MGI (other than rights, options or warrants referred to in Subsection 9.4(b)) or securities convertible into or exchangeable for shares of MGI or property or assets including evidences of indebtedness, then upon exercise of the Option Discreet shall be entitled to receive, and shall accept for the same aggregate consideration, in addition to the MGI Common Shares to which it was theretofore entitled upon such exercise, the kind and amount of shares or other securities or property which Discreet would have been entitled to receive as a result of such issue or distribution as if, on the effective date thereof, Discreet had been the registered holder of the number of MGI Common Shares to which it was theretofore entitled upon such exercise and if determined appropriate by the directors of MGI, appropriate adjustments shall be made as a result of any such subdivision, redivision, change, reduction, combination, consolidation, issue or distribution to the rights and interests of Discreet thereafter so that the provisions of this Article 9 shall thereafter apply correspondingly to any shares, other securities or other property thereafter deliverable upon the exercise of the Option and any such adjustments shall be made by and set forth in an agreement supplemental hereto approved by the directors of MGI and absent manifest error, shall for all purposes be conclusively deemed to be an appropriate adjustment.

     (d) If and whenever at any time from the date hereof and prior to the Option Expiry Time, there is a reclassification of the MGI Common Shares or a capital reorganisation of MGI other than as described in Subsection 9.4(a), 9.4(b) or 9.4(c) or a consolidation, amalgamation or merger of MGI with or into any other body corporate, trust, partnership or other entity, or a sale or conveyance of the property and assets of MGI as an entirety or substantially as an entirety to any other body corporate, trust, partnership or other entity or the payment by MGI of a stock dividend (other than a stock dividend declared in the ordinary course of business) (other than the Arrangement), then upon exercise of the Option Discreet, to the extent it has not exercised the Option prior to the effective date of such reclassification, reorganization, consolidation, amalgamation, merger, sale, conveyance or payment, upon the exercise of such right thereafter, shall be entitled to receive and shall accept the kind and number of shares or other securities or property of MGI or of the body corporate, trust, partnership or other entity resulting from such reclassification, reorganization, merger, amalgamation, consolidation or payment, or to which such sale or conveyance may be made, as the case may be, that Discreet would have been entitled to receive on such reclassification, capital reorganization, consolidation, amalgamation, merger, sale, conveyance or payment, if, on the record date or the effective date thereof, as the case may be, Discreet had been the registered holder of the number of MGI Common Shares receivable upon the exercise of the Option, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in this Section 9.4; provided, however, that no such action shall be carried into effect unless all necessary steps shall have been taken so that Discreet shall thereafter be entitled to receive such kind and number of shares or other security and property. If determined appropriate by MGI to give effect to or to evidence the provisions of this Section, MGI, its successor, or such purchasing body corporate, partnership, trust or other entity, as the case may be, shall, when becoming aware of any such reclassification, reorganization, subdivision, consolidation, amalgamation, merger, sale, conveyance or payment, enter into an agreement or indenture which shall provide, to the extent possible, for the application of the provisions set forth in this Agreement with respect to the rights and interests thereafter of the Discreet to the end that the provisions set forth in this Agreement shall thereafter correspondingly be made applicable, as nearly as may reasonably be, with respect to any shares, other securities or property to which Discreet is entitled on the exercise of the Option thereafter. Any agreement entered into shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Section 9.4 and which shall apply to successive reclassifications, reorganizations, amalgamations, consolidations, mergers, sales, conveyances or payments.

     (e) In any case in which this Section 9.4 shall require that an adjustment shall become effective immediately after a record date, for an event referred to herein, MGI may defer, until the occurrence of such event, issuing to Discreet, if Discreet exercises the Option after such record date and before the occurrence of such event the additional MGI Common Shares or other securities or property issuable upon such exercise by reason of the adjustment required by such appropriate instrument evidencing Discreet's right to receive such additional MGI Common Shares, other securities or property, as the case may be, upon the occurrence of the event requiring such adjustment and the right to receive any property, as the case may be, declared in favour of holders of record of MGI Common Shares, other securities or property, as the case may be, on and after the date of exercise or such later date as Discreet would, but for the provisions of this Subsection 9.4(e), have become the holder of record of such additional MGI Common Shares, other securities or property, as the case may be, pursuant to the due exercise of the Option held by such holder.

     (f) After any adjustment pursuant to this Section, the term "MGI COMMON SHARES" where used in this Agreement shall be interpreted to mean securities of any class or classes which, as a result of all prior adjustments pursuant to this Section, Discreet is entitled to receive upon the exercise of the Option, and the number of MGI Common Shares indicated in any exercise made pursuant to a Warrant shall be interpreted to mean the number of securities which, as a result of all prior adjustments pursuant to this Section 9.4, Discreet is entitled to receive upon the exercise of the Option.

     (g) Anything in this Section 9.4 to the contrary notwithstanding, no adjustment shall be made in the number of MGI Common Shares issuable upon exercise of the Option if the issue of MGI Common Shares is being made pursuant to any stock option or stock purchase plan in force from time to time for directors, officers or employees of MGI.

     (h) All securities of any class which Discreet is at the time in question entitled to receive on the exercise of the Option, whether or not as a result of adjustments made pursuant to this Section 9.4, shall, for the purposes of the interpretation of this Agreement, be deemed to be securities which Discreet is entitled to acquire pursuant to the Option.

     (i) In the event of any question arising with respect to the adjustments provided for in this Section 9.4, such question shall be conclusively determined by MGI's auditors and such determination shall be binding upon MGI, Discreet and all other interested persons.

     (j) No adjustment will be required if Discreet is otherwise entitled to participate in the event which triggers the adjustment pursuant to this Section
9.4 on the same basis as Discreet would have been entitled had it exercised the Option and subscribed for MGI Common Shares immediately prior to such event.

9.5  PROCEEDINGS PRIOR TO ANY ACTION REQUIRING ADJUSTMENT

     As a condition precedent to the taking of any action which would require an adjustment in any of the subscription rights arising pursuant to the exercise of the Option, including the number of MGI Common Shares which are to be received upon the exercise thereof, MGI shall take such corporate action which may, in the opinion of counsel, be necessary in order that MGI have allotted and reserved for issue in its authorized capital and enabling MGI to validly and legally deliver all other securities which the holders of such Option are entitled to receive on the full exercise thereof in accordance with the provisions hereof.

9.6  CERTIFICATE OF ADJUSTMENT

     MGI shall from time to time immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Section 9.4, deliver a certificate of MGI to Discreet specifying the nature of the event requiring the same and the adjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, which certificate and the amount of the adjustment specified therein shall be verified by MGI's auditors, upon whose verification Discreet shall be entitled to rely provided that, if MGI has already given the required notices under Section 9.8 covering all the relevant facts in respect of such event and if Discreet consents in writing, no further notice need be given under this
Section 9.6.

9.7  ADJUSTMENT RULES

     The adjustments provided for in this Article 9 are cumulative and shall apply (without duplication) to successive actions requiring an adjustment under the provisions of Section 9.4; provided that, notwithstanding any other provision of this Article 9, no adjustment shall be made in the number of MGI Common Shares which may be subscribed for on the exercise of the Option unless it would result in a change of at least one MGI Common Share (provided, however, that any adjustments which by reason of this Section 9.7 are not required to be made shall be carried forward and taken into account in any subsequent adjustment).

9.8  NOTICE OF SPECIAL MATTERS

     MGI covenants that, so long as the Option remains outstanding, it will give prior written notice to Discreet of any event which requires an adjustment to the subscription rights attaching to any of the Option pursuant to this Article
9. MGI covenants and agrees that such notice shall contain the particulars of such event in reasonable detail and, if determinable, the required adjustment in the manner provided for in this Article 9. MGI further covenants and agrees that it shall promptly, as soon as the adjustment calculations are reasonably determinable, file a certificate of MGI with Discreet showing how such adjustment shall be computed.

9.9  EXERCISE OF OPTION

     (a) Upon and subject to the provisions of this Article, Discreet may, at its election, exercise the right hereby conferred on it to subscribe for MGI Common Shares by paying the Option Exercise Price by way of certified cheque or recognized bank draft payable to or to the order of MGI.

     (b) Provided that Discreet is not in material breach of this Agreement, the Option may be exercised in whole or in part at any time and from time to time at or prior to the Option Expiry Time following the occurrence of any of the following events (any of which shall constitute an "Option Event"):

          (i) any person (other than Discreet or any affiliate of Discreet) shall have commenced a tender offer or exchange offer to purchase any MGI Common Shares such that, upon consummation of such offer, the offeror together with any person or persons acting jointly or in concert with the offeror, shall have acquired 20% or more of the outstanding MGI Common Shares;

          (ii) any person, together with any person (other than Discreet or any affiliate of Discreet) or persons acting jointly or in concert with such person, shall have acquired 9.9% or more of the then outstanding MGI Common Shares; or

         (iii) the MGI Shareholders shall not have approved the Arrangement at the Special Meeting, such meeting shall not have been held or shall have been cancelled prior to termination of this Agreement or MGI's Board of Directors shall have withdrawn or modified in a manner adverse to Discreet its approval or recommendation of the Arrangement, this Agreement or the transactions contemplated hereby, in each case where such action was not occasioned by the occurrence of one or more events or changes that has or would be reasonably likely to have a Material Adverse Effect on Discreet and its subsidiaries, taken AS a whole, and in each case after any person (other than Discreet or any affiliate of Discreet) shall have made an Alternative Proposal.

In the event Discreet wishes to exercise the Option, Discreet shall deliver to MGI a written notice specifying the total number of MGI Common Shares which it wishes to acquire together with a certified cheque or bank draft in the amount of the Option Exercise Price multiplied by the total number of MGI Common Shares to be acquired.

9.10 EFFECT OF EXERCISE OF OPTION

     (a) Upon valid exercise of the Option as provided in Section 9.9, the MGI Common Shares in respect of which the Option are validly exercised shall be deemed to have been issued, and Discreet shall be deemed to have become the holder of record of such securities on the date of such exercise (herein called the "OPTION EXERCISE DATE"), unless the transfer books of MGI shall be closed by law on the said date of such valid exercise, in which case such securities shall be deemed to have been issued, such person shall be deemed to have become the holder of record of such securities and the Option Exercise Date shall be deemed to be, on the date on which such transfer books are next reopened. The

MGI Common Shares issued upon the valid exercise of the Option shall be entitled only to dividends declared in favour of shareholders of record on and after the Option Exercise Date from which date such shares will for all purposes be and be deemed to be issued and outstanding as fully paid and non-assessable MGI Common Shares.

     (b) When the transfer books of MGI have been opened for a period not exceeding five Business Days after valid exercise of the Option as aforesaid, MGI shall forthwith deliver a certificate or certificates evidencing the appropriate number of MGI Common Shares to Discreet.

9.11 OPTION VOID AFTER EXPIRE TIME

     After the Option Expiry Time, the Option is void and of no further value or effect.

9.12 COMPANY MAY CONSOLIDATE, ETC. ON CERTAIN TERMS

     Subject to Subsection 9.4(d), nothing in this Article 9 shall prevent any consolidation, reorganization, arrangement, amalgamation or merger of MGI with or into any other body corporate or bodies corporate or a person; provided, however, that the body corporate or person formed by such consolidation or amalgamation or into which such merger shall have been made shall execute and deliver to Discreet prior to or contemporaneously with such consolidation, reorganization, amalgamation, arrangement or merger, an agreement supplemental hereto wherein the due and punctual performance and observance of all the covenants and conditions of this Article 9 to be performed or observed by MGI shall be assumed by such body corporate. Discreet shall be entitled to receive and shall be fully protected in relying upon an opinion of counsel that any such consolidation, amalgamation arrangement or merger, and any supplemental agreement or indenture executed in connection therewith, comply with the provisions of this Section 9.12.

9.13 SUCCESSOR BODY CORPORATE SUBSTITUTED

     In case MGI, pursuant to Section 9.12, shall be consolidated, amalgamated, reorganized, arranged or merged with or into any other body corporate or bodies corporate, or person, the successor body corporate or person formed by such consolidation, reorganization, arrangement or amalgamation or into which MGI shall have been merged as aforesaid, shall succeed to and be substituted for MGI under this Article 9 with the same effect as nearly as may be possible as if it had been a party to this Article 9. Such changes may be made in the Option as may be appropriate in view of such consolidation, reorganization, arrangement, amalgamation or merger.


                                      ARTICLE 10
                                COMPETING TRANSACTION


10.1 DISCREET'S RIGHT TO INCREASE CONSIDERATION

     Notwithstanding anything else contained in this Agreement, Discreet may, in its sole discretion, within five (5) calendar days after receiving a notice pursuant to Section 6.2 or 10.4, as the case may be, or otherwise becoming aware of a potential Competing Transaction and prior to the Special Meeting, agree to amend the Agreement to increase the consideration payable to MGI Shareholders either through the issuance of additional Discreet Common Shares or through cash, or a combination thereof, pursuant to the Arrangement to a consideration at least equal in value to that offered under the Competing Transaction. Notwithstanding Section 12.5, in the event that Discreet delivers a notice to MGI in which it elects to increase such consideration in such manner, MGI will be deemed automatically to have agreed to such amendment.

10.2 CASH EQUIVALENT VALUE OF NON-CASH CONSIDERATION

     The cash equivalent value of any non-cash consideration of a Competing Transaction or of the Arrangement shall be valued as of the close of business on the date that the Competing Transaction is received by MGI and shall be mutually agreed upon by a member of either the Investment Dealers Association ("IDA") or the National Association of Securities Dealers Inc. ("NASD") designated by MGI and by another member of the IDA or NASD designated by Discreet, each acting reasonably. If the two members are unable to mutually agree on the cash equivalent value of such non-cash consideration by 2:00 p.m. on the second day following the date on which the Competing Transaction is received by MGI, MGI and Discreet shall request a third member of the IDA or NASD to determine the cash equivalent value of the non-cash consideration by 12:00 noon on the following day. If that member does not make such determination by such time, each of the initial members shall advise MGI and Discreet of their respective professional judgement of the cash equivalent value of such non-cash consideration and the cash equivalent value of such non-cash consideration shall be the average of the amounts reflected in such judgements. Any such determination made in accordance with the foregoing provisions shall be binding on the parties hereto.

10.3 POSTPONEMENT OF SPECIAL MEETING AND TERMINATION

     (a)  Notwithstanding anything contained herein:

          (i) if a Competing Transaction is made or announced at any time within five calendar days prior to the scheduled date of the Special Meeting, either Discreet or MGI may, by notice in writing to the other parties hereto, require that the Special Meeting be postponed to a date up to 12 calendar days after the date scheduled for the Special Meeting; and

          (ii) if Discreet undertakes to MGI, within two calendar days prior to the scheduled time of the Special Meeting, to amend the conversion ratios and/or payments provided for in the Arrangement to increase the consideration offered to MGI Shareholders, either Discreet or MGI may, by notice in writing to the other parties hereto, require that the Special Meeting be postponed to a date up to seven calendar days after the date scheduled for the Special Meeting.

     (b) MGI's Board of Directors shall not withdraw or modify their approval or recommendation in respect of the Arrangement for a period of five calendar days after providing information to Discreet regarding a Competing Transaction pursuant to Section 6.2.

                                      ARTICLE 11
                                     TERMINATION

11.1 TERMINATION

     This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the matters presented in connection with the Arrangement by the MGI Shareholders:

     (a)  by mutual consent of Discreet and MGI;

     (b) by either Discreet or MGI (provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other party, such breach has a Material Adverse Effect on the party in breach, on the other party or on the Arrangement or such breach materially impedes the completion of the Arrangement, and best efforts are not being employed to cure such breach within 10 days after notice thereof is given to the party committing such breach and, in any event such breach has not been cured within 15 days;

     (c) by either Discreet or MGI if the Arrangement shall not have been consummated before the Termination Date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement);

     (d) by either Discreet or MGI if any required approval of the MGI Shareholders or the Court shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at the Special Meeting or any adjournment thereof;

     (e) by either Discreet or MGI if (i) the conditions to such party's obligation to close shall have become impossible to satisfy or (ii) any permanent injunction or other order of a court or other competent authority preventing the Arrangement shall have become final and non-appealable;

     (f) by Discreet if the Board of Directors of MGI have withdrawn or modified in a manner adverse to Discreet its approval or recommendation of the Arrangement, this Agreement or the transactions contemplated hereby or shall fail to reaffirm such approval or recommendation upon the other party's request, or shall have resolved to do any of the foregoing provided that in such circumstances this Agreement may not be terminated by Discreet unless MGI Shareholders do not approve the Arrangement as required in the Interim Order or the Arrangement is not submitted for their approval; or

     (g) by Discreet if the certificate of arrangement has not been issued by the Director giving effect to the Arrangement by 5:00 p.m. (Toronto time) on May 29, 1998 provided, however, that the termination right provided in this subparagraph (g) shall expire if MGI has not received notice of the exercise of such right by 7:00 p.m. (Toronto time) on May 29, 1998.

Where action is taken to terminate this Agreement pursuant to this Section 11.1 (other than in accordance with Subsection 11.1(g)) it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

11.2 EFFECT OF TERMINATION

     (a) In the event of termination of this Agreement by either MGI or Discreet as provided in

Section 11.1 (other than in accordance with Subsection 11.1(g)), this Agreement shall forthwith become void and have no further effect, and there shall be no liability or further obligation on the part of Discreet or MGI or their respective officers or directors hereunder, except that (i) the provisions of Section 1.7 (Confidentiality), Article 9 (Option), Section 11.3 (Expenses and Termination Fees), and this Subsection 11.2(a) shall remain in full force and effect and shall survive any such termination and abandonment, and (ii) except as set forth in Section 11.3(f), no party shall be released or relieved from any liability arising from the wilful breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

     (b) In the event of termination of this Agreement by Discreet as provided in subsection 11.1(g), this Agreement shall forthwith become void and have no further effect and there shall be no liability or further obligation on the part of Discreet or MGI or their respective officers or directors hereunder including with respect to Article 9 (Option) and Section 11.3 (Expenses and Termination
Fees), except that (i) the provisions of Section 1.7 (Confidentiality) and this subsection 11.2(b) shall remain in full force and effect and shall survive any such termination and abandonment, and (ii) except as set forth in Section 11.3(f), no party shall be released or relieved from any liability arising from the wilful breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

11.3 EXPENSES AND TERMINATION FEES

     (a) Subject to subsections 11.3(b), (c) and (d) below whether or not the Arrangement is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, except that expenses incurred in connection with printing the Circular, filing fees incurred in connection with the Circular and legal fees relating to the Circular shall be shared equally by MGI and Discreet.

     (b) In addition to any amount payable pursuant to subsection 11.3(d), MGI agrees to reimburse Discreet for all out-of-pocket costs and expenses incurred by Discreet in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) up to the sum of US$1,000,000, provided that Discreet is not in material breach of any representation, warranty, covenant or agreement contained in this Agreement, in the event that:

          (i) Discreet or MGI terminates this Agreement in accordance with subsection 11.1(d); or

          (ii) Discreet terminates this Agreement in accordance with subsection 11.1(b); or
         (iii) Discreet terminates this Agreement in accordance with subsection 11.1(f) in circumstances where there is a Competing Transaction.

     (c) Discreet agrees to reimburse MGI for all out-of-pocket costs and expenses incurred by MGI in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) up to the sum of US$1,000,000, provided that MGI is not in material breach of any representation, warranty, covenant or agreement contained in this Agreement, in the event that MGI terminates this Agreement in accordance with subsection 11.1(b).

     (d) MGI shall pay Discreet (in addition to any amounts payable under subparagraph (b) above) the sum of US$4,500,000 in the event that this Agreement is terminated in accordance with subsection 11.1(d) or 11.1(f), in each case in circumstances where there is an Alternative Proposal, and prior to such termination or within twelve months after the date of such termination MGI enters into a definitive amalgamation agreement or other business combination agreement regarding a Competing Transaction or Alternative Proposal or recommends that MGI Shareholders tender their MGI Common Shares in response to a tender or exchange related to a Competing Transaction or Alternative Proposal, or resolves to do any of the foregoing; provided, however, that solely for the purposes of this Section 11.3(d), the term Alternative Proposal shall have the meaning assigned to it in Section 1.1 except that the words "20% or more" in subsections (ii) and (iii) of such definition shall be deemed to be "more than 50%".

     (e) All amounts payable pursuant to this Section 11.3 shall be paid within one Business Day after the event triggering the applicable payment obligation.

     (f) Each party acknowledges and agrees that if any amount is paid to Discreet by MGI pursuant to subsections 11.3(b)(i) or (iii) or pursuant to subsection 11.3(d), the amount or amounts so paid are in lieu of any damages or any other payment which Discreet may be entitled to and shall constitute payments of liquidated damages which are a genuine estimate of the damages which Discreet will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement and are not penalties. MGI irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the parties agree that the payment of any amount pursuant to such subsections is the sole monetary remedy available to Discreet and Discreet shall not have any alternative right or remedy against MGI, including pursuant to subsection 11.3(g).

     (g) Each party acknowledges and agrees that the payment of any amount to Discreet by MGI pursuant to subsection 11.3(b)(ii) or to MGI by Discreet pursuant to subsection 11.3(c) shall not relieve or have the effect of relieving the party making such payment in any way from liability for damages incurred or suffered by the other party as a result of the breach of this Agreement by the party making such payment (which damages may include, but shall not be restricted by, any amount paid pursuant to subsection 11.3(b)(ii) or subsection 11.3(c)) , whether or not such liability resulted from the wilful breach or bad faith of the party making such payment.


                                      ARTICLE 12
                                    MISCELLANEOUS

12.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties of MGI, Discreet and Subco contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time and shall expire and be terminated and extinguished at the Effective Time. The confidentiality agreement referred to in
Section 12.6 shall survive the execution and delivery of this Agreement.

12.2 NOTICE

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, or one business day after deposit with a nationally recognized courier service for next Business Day delivery to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  if to Discreet, to:

               Discreet Logic Inc.
               10 Duke Street
               Montreal, Quebec  H3C 2L7

               Facsimile number: (514) 954-7327

               Attention: Chief Financial Officer

          with a copy to:

               Mark Macenka
               Testa Hurwitz & Thibeault LLP
               125 High Street
               Boston, MA 02110
               U.S.A.

               Facsimile number: (617) 248-7100

     (b)  if to MGI, to:

               MGI Software Corp.
               40 West Wilmot Street
               Richmond Hill, Ontario  L4B 1H8

               Facsimile number: (905) 707-3675

               Attention: Chief Financial Officer

          with a copy to:

               P. Dougal Macdonald
               Osler, Hoskin & Harcourt
               1 First Canadian Place
               P.O. Box 50
               Toronto, Canada  M5X 1B8

               Facsimile number: (416) 862-6666

12.3 COUNTERPARTS

     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

12.4 AMENDMENT

     This Agreement may be amended by the parties hereto, by written instrument executed by

Discreet and MGI, at any time before or after approval of the matters presented in connection with the Arrangement by the MGI Shareholders, but, after any such approval, no amendment shall be made which by law requires further approval by the MGI Shareholders without such further approval.

12.5 EXTENSION; WAIVER

     At any time prior to the Effective Time, the parties hereto, by written instrument executed by Discreet and MGI may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance of the other parties hereto with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

12.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES

     This Agreement supersedes all prior agreements, arrangements or understandings with respect to the subject matter hereof, other than the confidentiality agreement described below. There are no representations, warranties, agreements, covenants or conditions with respect to the subject matter hereof except as contained herein in the confidentiality agreement dated December 23, 1997 between Discreet and MGI or in any other written agreement, document or instrument signed and delivered contemporaneously with or after the execution and delivery of this Agreement, provided, for greater certainty, that any such written agreement, document or instrument shall be binding only upon a party which has executed the same.

12.7 GOVERNING LAW

     This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract and the parties consent to the exclusive jurisdiction of the Ontario Court.

12.8 OTHER REMEDIES; SPECIFIC PERFORMANCE

     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Court, this being in addition to any other remedy to which they are entitled at law or in equity.

12.9 SEVERABILITY

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

12.10 ASSIGNMENT

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

12.11 AUTHORITY OF DISCREET

     Discreet is hereby authorized by Subco to act on its behalf and MGI shall be entitled to and shall act on any notice given in accordance with Section 12.2 or agreement entered into by or on behalf of Subco by Discreet which represents and warrants that it has irrevocable authority to bind Subco. Where appropriate, references in this Agreement to Discreet shall be interpreted to include Discreet and Subco.


     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

MGI SOFTWARE CORP.                   DISCREET LOGIC INC.


By: /s/ Anthony DeCristofaro         By: /s/ Francois Plamondon
   -----------------------------         -----------------------------------
     Name: Anthony DeCristofaro                Name: Francois Plamondon
     Title: President and                      Title: Senior Vice President and
            Chief Executive Officer                   Chief Financial Officer

1284517 ONTARIO INC.

By: /s/ Francois Plamondon
    ----------------------------
     Name: Francois Plamondon
     Title: President

             EXHIBIT 1 TO ARRANGEMENT AGREEMENT1 TO ARRANGEMENT AGREEMENT
                                 PLAN OF ARRANGEMENT
                                  UNDER SECTION 182
                      OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

                                      ARTICLE 1
                                   INTERPRETATION

1.1  Definitions

In this Plan of Arrangement unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:


     "AMALCO" means the corporation resulting from the Amalgamation.

     "AMALCO COMMON SHARES" means the common shares of Amalco having the attributes set forth in Appendix I hereto.

     "AMALGAMATION" means the amalgamation of Subco and MGI pursuant to Section 2.3.

     "ARRANGEMENT" means an arrangement under the provisions of Section 182 of the OBCA, on the terms and conditions set forth in this Plan of Arrangement, subject to and any amendment or variation thereto made in accordance with Section 5.1 or made at the discretion of the Court in the Final Order.

     "ARRANGEMENT AGREEMENT" means the arrangement agreement dated as of March 2, 1998 between MGI, Discreet and Subco to which this Plan of Arrangement is attached as Exhibit 1.

     "BROKER SPECIAL WARRANTS" means the 175,000 broker special warrants issued as additional compensation to Gordon Capital Corporation, Cannaccord Capital Corporation and Griffiths McBurney Inc. pursuant to an agency agreement by and among the aforementioned dealers and MGI and which entitles the holders thereof, in the aggregate, to 175,000 compensation options without additional payment to MGI; each compensation option entitles the holder thereof to purchase, on or before December 29, 1998, one MGI Common Share (subject to adjustment) at a price of $5.25 per share.

     "BUSINESS DAY" means a day which is not a Saturday, Sunday or a day when banks are not open for business in Montreal, Quebec and in Toronto, Ontario.

     "COURT" means the Ontario Court of Justice (General Division) Commercial List or, if the Commercial List is unavailable, the Ontario Court (General Division).

     "DEPOSITARY" means The Trust Company of Bank of Montreal at its principal office in Toronto,

     Ontario.

     "DIRECTOR" means the Director appointed under Section 278 of the OBCA.

     "DISSENT PROCEDURES" has the meaning set out in Section 3.1.

     "DISSENTING SHAREHOLDER" means a holder of MGI Common Shares ("DISSENTING SHARES") who dissents in respect of the Arrangement in strict compliance with the Dissent Procedures.

     "DISCREET" means Discreet Logic Inc.

     "DISCREET COMMON SHARES" means the common shares in the share capital of Discreet.

     "EFFECTIVE DATE" means the date shown on the certificate of arrangement to be issued by the Director giving effect to the Arrangement.

     "EFFECTIVE TIME" means 12:00 a.m. (Montreal time) on the Effective Date.

     "FINAL ORDER" means the final order of the Court approving the Arrangement following the application therefor contemplated by Section 2.1 of the Arrangement Agreement.

     "INTEL WARRANTS" means the 1,022,757 common share purchase warrants entitling the holder thereof until September 30, 2000 to purchase 1,022,757 MGI Common Shares, subject to adjustment, at the lower of (i) $3.95 per MGI Common Share and (ii) the higher of the then current market price of the MGI Common Shares and $3.20 per MGI Common Share.

     "INTERIM ORDER" means the interim order of the Court made in connection with the approval of the Arrangement following the application therefor contemplated by Section 2.1 of the Arrangement Agreement.

     "MGI" means MGI Software Corp.

     "MGI COMMON SHARES" means the common shares in the share capital of MGI.

     "MGI SHAREHOLDERS" at any time means the holders of outstanding MGI Common Shares at such time.

     "MGI STOCK OPTIONS" means the rights (whether or not vested) to purchase MGI Common Shares which are from time to time outstanding under the MGI Stock Option Plan.

     "OBCA" means the BUSINESS CORPORATIONS ACT (Ontario).

     "PLAN OF ARRANGEMENT", "HEREOF", "HEREUNDER" and similar expressions mean this Plan of Arrangement, including the recitals and Schedules hereto, and not any particular Article, Section or other part hereof and includes any agreement or instrument supplementary or ancillary hereto.

     "SPECIAL MEETING" means the special meeting of MGI Shareholders (including any adjournment thereof) to be held to consider and, if deemed advisable, to approve the Arrangement by way of special resolution (as defined under the OBCA) of the MGI Shareholders.

     SUBCO" means 1284517 Ontario Inc., a wholly-owned subsidiary of Discreet incorporated under the OBCA for the purpose of carrying out the Arrangement.

1.2  NUMBER, GENDER AND PERSONS

     In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and VICE VERSA, words importing any gender include all genders and words importing persons include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

1.3  INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

     The division of this Plan of Arrangement into Articles, sections and other parts and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.4  DATE FOR ANY ACTION

     In the event that any date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day which is a Business Day.

1.5  TIME

     All times expressed herein or in any letters of transmittal and election forms are local time (Toronto, Ontario) unless otherwise stipulated herein or therein.

1.6  CURRENCY

     All references to currency in this Plan of Arrangement are to Canadian dollars, being lawful money of Canada, and the sign "$" without more shall mean Canadian dollars.

1.7  STATUTORY REFERENCES

     Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.8  APPENDICES

     The following are the Appendices to this Plan of Arrangement, which form an integral part hereof:

     Appendix A  - Share Provisions for Amalco Common Shares;
     Appendix B  - General By-law No. 1 of Amalco.

                                     ARTICLE 2
                                    ARRANGEMENT

2.1  BINDING EFFECT

     This Plan of Arrangement will become effective on, and be binding on and after, the Effective Time on (i) Subco, (ii) MGI, (iii) Discreet, as the sole shareholder of Subco, and (iv) the MGI Shareholders.

2.2  EVENTS SEQUENTIAL

     At the Effective Time, each of the provisions of this Article 2 shall occur and be deemed to occur in the order set out below, without any further act or formality.

2.3  THE ARRANGEMENT

     (a) At the time which is the earliest moment on the Effective Date, MGI and Subco (sometimes referred to hereinafter as "predecessor corporations") will amalgamate to form Amalco with the same effect as if Section 179 of the OBCA was applicable to such amalgamation and in connection with such amalgamation:

     (i) all of the property of the predecessor corporations immediately before the Amalgamation will continue to be property of Amalco;

     (ii) all of the liabilities of the predecessor corporations immediately before the Amalgamation will continue to be liabilities of Amalco;

    (iii) all existing causes of action, claims or liabilities to prosecution of or against a predecessor corporation immediately before the Amalgamation will be unaffected;

     (iv) all civil, criminal or administrative actions or proceedings pending by or against a predecessor corporation immediately before the Amalgamation may be continued to be prosecuted by or against Amalco;

      (v) all convictions against, or rulings, orders or judgments in favour of or against, a predecessor corporation immediately before the Amalgamation may be enforced by or against Amalco;

     (vi) the articles of arrangement in respect of the Arrangement shall be deemed to be the articles of incorporation of Amalco and the certificate of amendment in respect of the Arrangement shall be deemed to be the certificate of incorporation of Amalco;

    (vii) the name of Amalco will be "MGI Software Corp.";

   (viii) the registered office of Amalco shall be situated in the City of Toronto, Province of Ontario;

     (ix) Amalco will be authorized to issue an unlimited number of Amalco Common Shares having attached thereto the rights, privileges, restrictions and conditions set forth in

          Appendix A hereto;

      (x) there shall be no restrictions on the issue, transfer or ownership of the shares of Amalco other than:

          (A) a requirement that all share transfers be subject to the approval of the Amalco Board of Directors;

          (B) a limitation on the number of Amalco shareholders, exclusive of persons who are in its (or a predecessor corporation's) employment and exclusive of persons who, having been formerly in its (or a predecessor corporation's) employment, were, while in that employment, and have continued after termination of that employment to be, shareholders of Amalco, is limited to not more than fifty, two or more persons who are joint registered owners of one or more shares being counted as one shareholder; and

          (C) any invitation to the public to subscribe for the securities of Amalco shall be prohibited;

     (xi) there shall be no restrictions on the businesses which Amalco is authorized to carry on;

    (xii) the by-law of Amalco until repealed, amended, altered or added to, shall be General By-law No. 1 of Subco attached hereto as Appendix B;

   (xiii) the articles of incorporation of Amalco shall provide that the board of directors of Amalco, without authorization of the shareholders of Amalco may, from time to time, in such amounts and on such terms as it deems expedient:

          (1)  borrow money upon the credit of Amalco;

          (2)  issue, reissue, sell or pledge debt obligations of Amalco;

          (3) give a guarantee on behalf of Amalco to secure performance of an obligation of any person; and

          (4) charge, mortgage, hypothecate, pledge or otherwise create a security interest in all or any of the currently owned or subsequently acquired property and assets of Amalco including, without limiting the generality of the foregoing, real and personal property, movable and immovable property, tangible and intangible assets, book debts, rates, powers, franchises and undertakings, to secure any obligation of Amalco.

    (xiv) the number of directors of Amalco shall be such number not more than ten (10) nor less than one (1) as the board of directors may from time to time determine; and

     (xv) the first directors of Amalco shall be the persons whose names and municipality of residence are set out below, who shall hold office until the first annual meeting of shareholders of Amalco or the signing of a resolution in lieu thereof or until their successors are elected or appointed:

          NAME                              MUNICIPALITY OF RESIDENCE

          Richard Szalwinski                Westmount, Quebec
          Francois Plamondon                Montreal, Quebec

     (b) Upon the Amalgamation, each Subco Common Share outstanding immediately prior to the Amalgamation shall be converted into one Amalco Common Share and, subject to section 4.4, each certificate representing such Subco Common Shares shall represent the Amalco Common Shares into which such Subco Common Shares were converted.

     (c) Upon the Amalgamation, each MGI Common Share outstanding immediately prior to the Amalgamation, other than the Dissenting Shares, shall be exchanged for 0.162 Discreet Common Shares and, subject to section 4.4, each certificate representing such MGI Common Shares shall represent the Discreet Common Shares into which the MGI Common Shares formerly represented by such certificate were exchanged, until a replacement certificate representing such Discreet Common Shares is delivered in accordance with section 4.1.

     (d) The MGI Stock Options, Broker Special Warrants and Intel Warrants outstanding immediately prior to the Effective Time will be dealt with in accordance with the Arrangement Agreement.

                                     ARTICLE 3
                                RIGHTS OF DISSENT

3.1  RIGHTS OF DISSENT

     (a) Holders of MGI Common Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in Section 185 of the OBCA (the "DISSENT PROCEDURES") in connection with the Arrangement, as the same may be modified by the Interim Order or the Final Order, and holders who duly exercise such rights of dissent and who:

          (i) are ultimately entitled to be paid fair value for their MGI Common Shares shall be deemed to have transferred such MGI Common Shares to Amalco for cancellation on the Effective Date; or

          (ii) are ultimately not entitled, for any reason, to be paid fair value for their MGI Common Shares shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting holder of MGI Common Shares and shall receive Discreet Common Shares on the basis determined in accordance with Subsection 2.3(c) of this Plan of Arrangement, but in no case shall Amalco or Discreet be required to recognize such holders as holders of MGI Common Shares on and after the Effective Date, and the names of such holders of Dissenting Shares shall be deleted from the registers of holders of MGI Common Shares on the Effective Date.

                                     ARTICLE 4
                        CERTIFICATES AND FRACTIONAL SHARES

4.1  DELIVERY OF CERTIFICATES

     Subject to the provisions of section 4.3, as soon as practicable after the Effective Date, Discreet shall deliver to the Depositary such number of certificates representing in the aggregate the Discreet Common Shares issued pursuant to subsection 2.3(c) upon the exchange of outstanding MGI Common Shares at such time pursuant to the Arrangement as are required and the Depositary shall deliver to each registered shareholder a certificate representing the number of Discreet Common Shares (disregarding fractions) to which such shareholder is entitled upon the delivery by such shareholder to the Depositary at its principal stock and bond offices in Toronto for cancellation of the certificates formerly representing his or her MGI Common Shares, together with all other required documents and instruments as the Depositary may reasonably require. In the event of a transfer of ownership of MGI Common Shares which is not registered in the transfer records of MGI, a certificate representing the proper number of Discreet Common Shares may be issued to a transferee if the certificate representing such MGI Common Shares is presented to the Depositary accompanied by all documents required to evidence in effect such transfer. Until surrendered as contemplated by this section 4.1, each certificate which immediately prior to the Effective Date represented outstanding MGI Common Shares that were exchanged for Discreet Common Shares on the Amalgamation shall be deemed at all times on and after the Effective Date to represent only the right to receive upon such surrender (i) a certificate representing Discreet Common Shares as contemplated by this section 4.1, (ii) any dividends, amounts, distributions, sale proceeds and accrued interest, net of any applicable withholding or other taxes, held by the Depositary in trust for such holder pursuant to section 4.2 and (iii) any proceeds to which any such holder may be entitled under section 4.3.

4.2  DISTRIBUTIONS

     All dividends or other amounts paid or distributions made on or after the Effective Date on or in respect of any Discreet Common Shares to a holder thereof before the delivery by such holder for cancellation of the certificate formerly representing such holder's MGI Common Shares, shall be paid or made to the Depositary to be held by it in trust for such holder. In addition, any proceeds to which any such holder may be entitled under section 4.3 before the delivery of such certificate shall be held by the Depositary in trust for such shareholder. All monies so held in trust by the Depositary shall be invested by it in interest bearing trust accounts upon such terms as the Depositary may deem appropriate. Subject to the provisions of section 4.5, the Depositary shall pay and deliver to any such holder, as soon as reasonably practicable after the delivery to the Depositary for cancellation of the certificates formerly representing the MGI Common Shares of such shareholder together with all other required documents in accordance with section 4.1 and the delivery of the replacement certificates referred to in such section, all dividends, amounts, distributions, sale proceeds and accrued interest, net of any applicable withholding or other taxes, held by the Depositary in trust for such holder pursuant to this section 4.2. Notwithstanding the foregoing, no interest shall be payable in respect of amounts which the Depositary shall have made available at its principal stock and bond offices in Montreal or Toronto, as designated by the holder thereof, or shall have mailed to the relevant holder, cheques to such holder in payment of amounts due to such holder.

4.3  NO FRACTIONAL SHARES

     No certificates or script representing fractional Discreet Common Shares shall be issued upon the surrender of certificates for exchange pursuant to section 4.1 and no dividend, stock split or other change in the capital structure of Discreet shall relate to any such fractional security and such fractional interests shall not entitle the owner thereto to vote or to exercise any rights as a security holder of Discreet. In lieu of any such fractional securities, each person entitled to a fractional interest in Discreet Common Shares will receive an amount of cash (rounded to the nearest whole cent) equal to the product obtained when such fraction is multiplied by the average of the closing sale prices of Discreet Common Shares on the Nasdaq National Market (converted to Canadian dollars using the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for the days on which each such closing sale price occurred) for the 20 trading days ending with the trading day that is two
(2) trading days prior to the Effective Date, such amount to be provided to the Depositary by Discreet upon request.

4.4  LOST CERTIFICATES

     If any certificate which immediately prior to the Effective Time represented outstanding MGI Common Shares that were exchanged pursuant to subsection 2.3(c) has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, a certificate representing Discreet Common Shares (and a cheque, any dividends or distributions with respect thereto pursuant to section 4.2 and any cash for a fractional share pursuant to section 4.3) deliverable in respect thereto. When authorizing such issuance and payment in exchange for any lost, stolen or destroyed certificate, the person to whom a certificate representing Discreet Common Shares and a cheque are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Discreet and the Depositary in such sum as Discreet may direct or otherwise indemnify Discreet, MGI and the Depositary in a manner satisfactory to them against any claim that may be made against Discreet, MGI or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

4.5  UNCLAIMED CERTIFICATES

     Notwithstanding any of the other provisions hereof, any certificate which immediately prior to the Effective Time represented outstanding MGI Common Shares that were exchanged pursuant to subsection 2.3(c) that has not been surrendered with all other instruments required by section 4.1 on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of MGI. On such date, the Discreet Common Shares to which the former registered holder of such certificate was ultimately entitled shall be deemed to have been surrendered to Discreet together with all entitlements to dividends, distribution and cash for fractional interests thereon held for such former registered holder for no consideration.

                                      ARTICLE 5
                                      AMENDMENT

5.1  PLAN OF ARRANGEMENT AMENDMENT

     Subco and MGI reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time provided that any such amendment, modification, or supplement must be contained in a written document which is filed with the Court and, if made following the Special Meeting, approved by the Court and communicated to MGI Common Shareholders and Discreet in the manner required by the Court (if so required).

     Any amendment, modification or supplement to this Plan of Arrangement may be proposed by MGI and Subco at any time prior to or at the Special Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Special Meeting, shall become part of this Plan for all purposes.

     Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Special Meeting shall be effective only if it is consented to by MGI and Subco.

     Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Amalco, provided that it concerns a matter which, in the reasonable opinion of Amalco, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of Amalco Common Shares.